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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Skyworks Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2011

Dear Stockholder:

        I am pleased to invite you to attend the 2011 annual meeting of stockholders of Skyworks Solutions, Inc. to be held at 2:00 p.m., local time, on Wednesday, May 11, 2011, at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts (the "Annual Meeting"). We look forward to your participation in person or by proxy. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

        If you plan to attend the Annual Meeting, please check the designated box on the enclosed proxy card. Or, if you utilize our telephone or Internet proxy submission methods, please indicate your plans to attend the Annual Meeting when prompted to do so. If you are a stockholder of record, you should bring the top half of your proxy card as your admission ticket and present it upon entering the Annual Meeting. If you are planning to attend the Annual Meeting and your shares are held in "street name" by your broker (or other nominee), you should ask the broker (or other nominee) for a proxy issued in your name and present it at the meeting.

        Whether or not you plan to attend the Annual Meeting, and regardless of how many shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, we urge you to complete the enclosed proxy and return it to us promptly in the postage-prepaid envelope provided, or to complete and submit your proxy by telephone or via the Internet in accordance with the instructions on the proxy card. If you do attend the Annual Meeting and wish to vote in person, you may revoke a previously submitted proxy at that time by voting in person at the meeting.

Sincerely yours,

David J. McLachlan Chairman of the Board

SKYWORKS SOLUTIONS, INC.

20 Sylvan Road	5221 California Avenue
Woburn, MA 01801	Irvine, CA 92617
(781) 376-3000	(949) 231-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 11, 2011

To the Stockholders of Skyworks Solutions, Inc.:

        The 2011 annual meeting of stockholders of Skyworks Solutions, Inc., a Delaware corporation (the "Company"), will be held at 2:00 p.m., local time, on Wednesday, May 11, 2011, at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts (the "Annual Meeting") to consider and act upon the following proposals:

  1.
  To amend the Company's Restated Certificate of Incorporation to declassify the Company's Board of Directors and make certain other related changes;

  2.
  To elect nine individuals nominated to serve as directors of the Company with terms expiring at the next annual meeting of stockholders and named in the Proxy Statement if Proposal 1 to declassify the Company's Board of Directors is approved;

  3.
  To elect three individuals nominated to serve as Class III directors with terms expiring at the 2014 annual meeting of stockholders and named in the Proxy Statement if Proposal 1 to declassify the Company's Board of Directors is not approved;

  4.
  To approve an amendment to the Company's Amended and Restated 2005 Long-Term Incentive Plan;

  5.
  To approve the Company's Amended and Restated 2008 Director Long-Term Incentive Plan;

  6.
  To approve an amendment to the Company's 2002 Employee Stock Purchase Plan;

  7.
  To hold an advisory vote on the compensation of the Company's named executive officers;

  8.
  To hold an advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers;

  9.
  To ratify the selection by the Company's Audit Committee of KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2011; and

  10.
  To transact such other business as may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 23, 2011, are entitled to notice of and to vote at the Annual Meeting. To ensure your representation at the Annual Meeting, we urge you to submit a proxy promptly in one of the following ways whether or not you plan to attend the Annual Meeting: (a) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose; (b) by completing and submitting your proxy using the toll-free telephone number listed on the proxy card; or (c) by completing and submitting your proxy via the Internet by visiting the Website address listed on the proxy card. The Proxy Statement accompanying this notice describes each of the items of business listed above in more detail. Our Board of Directors recommends: a vote "FOR" the approval of the amendment to our Restated Certificate of Incorporation, a vote "FOR" the contingent election of the nominees for director named in each of Proposal 2 and Proposal 3 in this Proxy Statement, a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, a vote for "THREE YEARS" with respect to the advisory vote on how frequently to hold an advisory vote on the compensation of our named executive officers, and a vote "FOR" each of the other proposals.

By Order of the Board of Directors,
MARK V.B. TREMALLO Vice President, General Counsel and Secretary

Woburn, Massachusetts
April 7, 2011

SKYWORKS SOLUTIONS, INC.

20 Sylvan Road	5221 California Avenue
Woburn, MA 01801	Irvine, CA 92617
(781) 376-3000	(949) 231-3000

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Skyworks Solutions, Inc., a Delaware corporation ("Skyworks" or the "Company"), for use at the Company's annual meeting of stockholders to be held on Wednesday, May 11, 2011, at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts at 2:00 p.m., local time, or at any adjournment or postponement thereof (the "Annual Meeting"). The Company's Annual Report, which includes financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operation for the fiscal year ended October 1, 2010, is being mailed together with this Proxy Statement to all stockholders of record entitled to vote at the Annual Meeting. This Proxy Statement and form of proxy are being first mailed to stockholders on or about April 8, 2011.

        Only stockholders of record at the close of business on March 23, 2011 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of March 23, 2011, there were 185,924,241 shares of Skyworks' common stock issued and outstanding. Pursuant to Skyworks' Restated Certificate of Incorporation and By-laws, and applicable Delaware law, each share of common stock entitles the holder of record at the close of business on the Record Date to one vote on each matter considered at the Annual Meeting. As a stockholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (a) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (b) by completing and submitting your proxy using the toll-free telephone number listed on the proxy card, or (c) by completing and submitting your proxy via the Internet at the website address listed on the proxy card. If you attend the Annual Meeting, you may vote in person at the Annual Meeting even if you have previously submitted your proxy by mail, telephone or via the Internet (and your vote at the Annual Meeting will automatically revoke your previously submitted proxy, although mere attendance at the meeting without voting in person will not have that result).

        If your shares are held on your behalf by a third party such as your broker or another person or entity who holds shares of the Company on your behalf and for your benefit, which person or entity we refer to as a "nominee," and your broker (or other nominee) is the stockholder of record of such shares, then you are the beneficial owner of such shares and we refer to those shares as being held in "street name." As the beneficial owner of your "street name" shares, you are entitled to instruct your broker (or other nominee) as to how to vote your shares. Your broker (or other nominee) will provide you with information as to how you are able to instruct your broker (or other nominee) as to the voting of your "street name" shares.

        If your shares are held in "street name," your broker (or other nominee) is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker (or other nominee), your broker (or other nominee) will only be entitled to vote your shares with respect to "discretionary" matters, as described below, but will not be permitted to vote the shares with respect to "non-discretionary" matters. A "broker non-vote" occurs when your broker (or other nominee) submits a proxy for your shares (because the broker (or other nominee) has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular "discretionary" matter) but does not indicate a vote for a particular proposal because the broker (or other nominee) does not have authority to vote on that proposal and has not received voting instructions from you. "Broker non-votes" are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count "broker non-votes" for the purpose of determining a quorum for the Annual Meeting. If your shares are held in "street name" by your broker (or other nominee), please check the instruction card provided by your broker (or other nominee) or contact your broker (or other nominee) to determine whether you will be able to vote by telephone or via the Internet.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (a) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly completing a later-dated proxy relating to the same shares and presenting it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (c) attending the Annual Meeting and voting there in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company's principal executive offices at Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801, Attention: Secretary, or hand delivered to the Secretary of the Company, before the taking of the vote at the Annual Meeting.

        The holders of a majority of the issued and outstanding stock of the Company present either in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares that abstain from voting on any proposal and "broker non-votes" will be counted as shares that are present for purposes of determining whether a quorum exists at the Annual Meeting. If a broker non-vote occurs with respect to any shares of the Company's common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.

        Regarding Proposal 1, the amendment of Article SEVENTH of our Restated Certificate of Incorporation, requires the affirmative vote of the holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for such purpose as one class of stock. The outcome of the vote on Proposal 1 will impact the election of directors at the Annual Meeting as described further in the next paragraph. The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposal 9. Proposals 1 and 9 involve matters on which a broker (or other nominee) does have discretionary authority to vote and as a result, if you do not instruct your broker (or other nominee) as to how you want to vote your shares, your broker (or other nominee) is entitled to vote your shares in its discretion. With respect to Proposals 1 and 9, a vote of "ABSTAIN" will have the same effect as a vote of "AGAINST." THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 and 9.

        Regarding Proposals 2 and 3, you will be asked to vote for two different slates of directors, each on a contingent basis. The number of directors that will ultimately be elected will depend upon whether or not stockholders approve Proposal 1 to amend our Restated Certificate of Incorporation and declassify our Board of Directors. Under Proposal 2, you are being asked to consider nine nominees (all of our currently serving directors) for election to our Board of Directors to serve until the 2012 annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. The election of the nominees set forth in Proposal 2 will be effective only if our stockholders approve the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors under Proposal 1. Under Proposal 3 you are being asked to consider three nominees, Messrs. David J. Aldrich, Moiz M. Beguwala and David P. McGlade (each of whom is also a current director) for election to our Board of Directors to serve as Class III directors to hold office until the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified. The election of the nominees listed in Proposal 3 will be effective only if our stockholders do not approve the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors under Proposal 1.

        With respect to both Proposal 2 and Proposal 3, pursuant to the Company's By-laws, directors are elected by a plurality vote of all votes cast for the election of directors at the Annual Meeting. As a result, under each proposal, the nominees for director who receive the most votes will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors. Because both Proposals 2 and 3 constitute an uncontested election of directors, neither Proposals 2 nor 3 is considered to be a "discretionary" matter for certain brokers. Consequently, those brokers are not authorized to vote "street name" shares in connection with either Proposal 2 or 3 in the absence of instructions from the beneficial owner of such shares. If you hold shares in "street name" and do not provide specific instructions to your broker on how to vote some or all of your "street name" shares with respect to either Proposal 2 or 3, your broker may not be able to vote those shares in its discretion and, in such case, a "broker non-vote" may occur. Broker non-votes will have no effect on the outcome of either Proposal 2 or 3, so please be sure to provide your broker or other nominee with your voting instructions so that your vote will be counted. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN BOTH PROPOSALS 2 AND 3.

        The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposals 4-7. Proposals 4-7 are not considered to be "discretionary" matters for certain brokers. Consequently, those brokers are not authorized to vote "street name" shares in connection with Proposals 4-7 in the absence of instructions from the beneficial owner of such shares. If you hold shares in "street name" and do not provide specific instructions to your broker on how to vote some or all of your "street name" shares with respect to Proposals 4-7, your broker may not be able to vote those shares in its discretion and, in such case, a "broker non-vote" may occur. Broker non-votes will have no effect on the outcome of Proposals 4-7, so please be sure to provide your broker or other nominee with your voting instructions so that your vote will be counted. Votes that are marked "ABSTAIN" are counted as present and entitled to vote with respect to Proposals 4-7 and will have the same impact as a vote that is marked "AGAINST" for purposes of Proposals 4-7. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 4-7.

        With respect to Proposal 8, pursuant to the Company's By-laws, the affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes. If none of the frequency alternatives (one year, two years or three years) receives the vote required by the Company's By-laws, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders. Proposal 8 is not considered to be a "discretionary" matter for certain brokers. Consequently, those brokers are not authorized to vote "street name" shares in connection with Proposal 8 in the absence of instructions from the beneficial owner of such shares. If you hold shares in "street name" and do not provide specific instructions to your broker on how to vote some or all of your "street name" shares with respect to Proposal 8, your broker may not be able to vote those shares in its discretion and, in such case, a "broker non-vote" may occur. Broker non-votes will not affect the outcome of Proposal 8. Votes that are marked "ABSTAIN" are counted as present and entitled to vote and will have the same effect as voting against each of the frequency alternatives in Proposal 8. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF "THREE YEARS" REGARDING PROPOSAL 8.

If you beneficially own shares that are held in "street name" by your broker (or other nominee), we strongly encourage you to provide instructions to your broker (or other nominee) as to how to vote on the election of directors and all of the Proposals by signing, dating and returning to your broker
(or other nominee) the instruction card provided by your broker (or other nominee).

        An automated system administered by the Company's transfer agent tabulates the votes at the Annual Meeting. The vote on each matter submitted to stockholders will be tabulated separately.

        The persons named as attorneys-in-fact in this Proxy Statement, David J. Aldrich and Mark V.B. Tremallo, were selected by the Board of Directors and are officers of the Company. Each executed proxy card returned by a stockholder of record or proxy vote recorded via telephone or the Internet by a stockholder of record in the manner provided for on the proxy card prior to the taking of the vote at the Annual Meeting will be voted. Where a choice has been specified in an executed proxy with respect to the matters to be acted upon at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the choices specified. If no choices are indicated, proxies returned by holders of record will be voted "FOR" the approval of the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors and to make certain other related changes, "FOR" the contingent election of the nominees for director named in each of Proposal 2 and Proposal 3 in this Proxy Statement, "FOR" the approval of the amendment to the Company's Amended and Restated 2005 Long-Term Incentive Plan, "FOR" the approval of the Company's Amended and Restated 2008 Director Long-Term Incentive Plan, "FOR" the approval of the amendment to the Company's 2002 Employee Stock Purchase Plan, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "THREE YEARS" with respect to the advisory vote on how frequently future advisory votes on the compensation of our named executive officers should occur, and "FOR" the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the 2011 fiscal year.

        If you plan to attend the Annual Meeting, please be sure to indicate your intent to attend by checking the designated box on your proxy card if you are submitting a proxy via mail, or by indicating when prompted if you are submitting a proxy through either Skyworks' telephone or Internet proxy submission procedures. In either case, save the admission ticket attached to your proxy (the top half) and bring that with you to the Annual Meeting. If your shares are held in "street name" by your broker (or other nominee) you should consult your instruction card to determine how to indicate your intent to attend the Annual Meeting. If your instruction card does not provide any such indication, you should contact your broker (or other nominee) to determine what you will need to do to be able to attend and vote at the Annual Meeting. In order to be admitted to the Annual Meeting, you will need to present your admission ticket or the appropriate documentation from your broker (or other nominee), as well as provide a valid picture identification, such as a driver's license or passport.

        Some brokers (or other nominees) may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. If you are a stockholder and your household or address has received only one Annual Report and one Proxy Statement, the Company will promptly deliver a separate copy of the Annual Report and the Proxy Statement to you, upon your written request to Skyworks Solutions, Inc., 5221 California Avenue, Irvine, CA 92617, Attention: Investor Relations, or oral request to Investor Relations at (949) 231-4700. If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, you should direct such request to your broker (or other nominee). Even if your household or address has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each stockholder account. Each individual proxy card should be signed, dated, and returned in the enclosed postage-prepaid envelope (or completed and submitted by telephone or via the Internet, as described on the proxy card). If your household has received multiple copies of our Annual Report and Proxy Statement, you can request the delivery of single copies in the future by contacting your broker (or other nominee), or the Company at the address or telephone number above.

        If you are a participant in the Skyworks 401(k) Savings and Investment Plan, you will receive an instruction card for the Skyworks shares you own through the 401(k) Plan. That instruction card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on May 11, 2011

The Proxy Statement and the Company's Annual Report are available at www.skyworksinc.com/annualreport.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        To the Company's knowledge, the following table sets forth the beneficial ownership of the Company's common stock as of March 15, 2011, by the following individuals or entities: (i) each person or entity who beneficially owns 5% or more of the outstanding shares of the Company's common stock as of March 15, 2011; (ii) the Named Executive Officers (as defined herein under the heading "Compensation Tables for Named Executive Officers"); (iii) each director and nominee for director; and (iv) all current executive officers and directors of the Company, as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of March 15, 2011, there were 186,522,105 shares of Skyworks common stock issued and outstanding.

        In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within sixty (60) days of March 15, 2011, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Names and Addresses of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)		Percent of Class
FMR LLC	26,875,888	(3)	14.4%
Wellington Management Company, LLP	13,285,890	(4)	7.1%
David J. Aldrich	1,357,973	(5)	(*	)
Kevin L. Beebe	142,500		(*	)
Moiz M. Beguwala	131,855		(*	)
Bruce J. Freyman	156,496	(5)	(*	)
Timothy R. Furey	112,500		(*	)
Liam K. Griffin	49,637	(5)	(*	)
Balakrishnan S. Iyer	141,005		(*	)
Thomas C. Leonard	87,807		(*	)
David P. McGlade	127,500		(*	)
David J. McLachlan	85,100		(*	)
Donald W. Palette	87,209	(5)	(*	)
Robert A. Schriesheim	97,500		(*	)
Gregory L. Waters	173,325	(5)	(*	)
All current directors and executive officers as a group (15 persons)	2,860,587	(5)	1.5%

*
Less than 1%

(1)
Unless otherwise set forth in the following notes, each person's address is the address of the Company's principal executive offices at Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801, and stockholders have sole voting and sole investment power with respect to the shares, except to the extent such power may be shared by a spouse or otherwise subject to applicable community property laws.

(2)
Includes the number of shares of Company common stock subject to stock options held by that person that are currently exercisable or will become exercisable within sixty (60) days of March 15, 2011 (the "Current Options"), as follows: Mr. Aldrich—1,031,754 shares under Current Options; Mr. Beebe—105,000 shares under Current Options; Mr. Beguwala—81,000 shares under Current Options; Mr. Freyman—97,500 shares under Current Options; Mr. Furey—75,000 shares under Current Options; Mr. Griffin—0 shares under Current Options; Mr. Iyer—97,423 shares under Current Options; Mr. Leonard—18,750 shares under Current Options; Mr. McGlade—90,000 shares under Current Options; Mr. McLachlan—45,000 shares under Current Options; Mr. Palette—20,000 shares under Current Options; Mr. Schriesheim—60,000 shares under Current Options; Mr. Waters—0 shares under Current Options; current directors and executive officers as a group (15 persons)—1,721,427 shares under Current Options.

(3)
Consists of shares beneficially owned by FMR LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of its sole ownership of Fidelity Management & Research Company ("Fidelity Research") and Strategic Advisers, Inc ("Strategic"), indirect ownership of Pyramis Global Advisors Trust Company ("PGATC") and control over FIL Limited ("FIL"). Fidelity Research, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 26,260,999 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 that hold the shares. The beneficial ownership of one investment company, Fidelity Contrafund, amounted to 12,521,389 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Research, and the funds each has sole power to dispose of the 26,260,999 shares owned by the funds. Strategic, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 39 shares. Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisory Act of 1940, is the beneficial owner of 205,030 shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power and sole power to vote or to direct the voting of the 205,030 shares owned by institutional accounts or funds advised by PGALLC. PGATC, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, is the beneficial owner of 394,790 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 394,790 shares and sole power to vote or to direct the voting of 391,190 shares owned by the institutional accounts managed by PGATC.

FIL Limited ("FIL"), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 15,030 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock.

Of the shares beneficially owned, FMR LLC (through its ownership Fidelity Research and PGATC) has sole voting power with respect to 615,689 shares and sole disposition power with respect to 26,875,888 shares. The address of Fidelity Research and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109. The address of PGATC and PGALLC is 900 Salem Street, Smithfield, Rhode Island, 02917. With respect to the information relating to the affiliated FMR LLC entities, the Company has relied on information supplied by FMR LLC on a Schedule 13G filed with the SEC on February 14, 2011.

(4)
Consists of shares beneficially owned by Wellington Management Company, LLP, which has shared voting power as to 10,177,827 shares and shared dispositive power over all such shares. With respect to the information relating to Wellington Management

  Company, LLP, the Company has relied on information supplied by Wellington Management Company, LLP on a Schedule 13G filed with the SEC on February 14, 2011. The address and principal business office of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(5)
Includes shares held in the Company's 401(k) Savings and Investment Plan as of March 15, 2011.

 PROPOSALS TO BE VOTED ON

PROPOSAL 1

Amendment of the Company's Restated Certificate of Incorporation to Declassify the Board of
Directors and Permit Directors to be Removed by Stockholders either With or Without Cause

        After careful consideration and upon the recommendation of the Nominating and Governance Committee, our Board of Directors voted unanimously to approve, and to recommend to our stockholders that they approve, an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors and make certain other related changes, effective at the Annual Meeting.

Current Classified Board Structure

        Article SEVENTH of our Restated Certificate of Incorporation currently requires that our Board of Directors be divided into three classes of approximately equal size (Class I, Class II and Class III), each with a three-year term of office. Generally, absent the earlier resignation or removal of a director, the terms of the classes are staggered, meaning that only one of the three classes stands for reelection at each annual meeting of stockholders. Further, Article SEVENTH only permits directors to be removed by stockholders with cause.

Proposed Amendment

        The proposed amendment to Article SEVENTH of our Restated Certificate of Incorporation would

            (i)  eliminate the classification of our Board of Directors by requiring all directors to be elected at each annual meeting commencing with the 2011 Annual Meeting for a term expiring at the subsequent annual meeting after he or she is elected and until his or her successor shall have been duly elected and qualified or until his or her earlier resignation or removal;

           (ii)  permit stockholders to remove directors either with or without cause by the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, voting as a single class; and

          (iii)  make certain other ministerial changes.

        The amendment would also cause the term of office of each current director whose term of office is not currently scheduled to expire at the 2011 Annual Meeting (our current Class I Directors, whose term of office expires at the 2012 Annual Meeting and our current Class II Directors whose term of office expires at the 2013 Annual Meeting), whom we refer to collectively as the staggered directors, to nonetheless expire upon the effectiveness of the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If Proposal 1 is approved, the Company intends to file a certificate of amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting to make the amendment effective.

        To complete the declassification, in Proposal 2, each director whose term is currently scheduled to expire at the 2011 Annual Meeting and each staggered director has been nominated by the Board for election to serve a term expiring at the next annual meeting. The election of the individuals nominated in Proposal 2 is contingent on, and will only be effective upon, the effectiveness of the amendment to our Restated Certificate of Incorporation proposed in this Proposal 1.

        If our stockholders do not approve this Proposal 1, our board will remain classified and the contingent election of the individuals nominated in Proposal 2 will not be effective. In the event that Proposal 1 is not approved, our stockholders are also being asked to elect three Class III directors at the Annual Meeting for a term expiring at the 2014 Annual Meeting (see Proposal 3 to elect three nominees as Class III directors). The election of the three Class III directors is contingent on, and will only be effective in the event that Proposal 1 is not approved.

Rationale for Declassification

        In determining whether to propose declassifying the board to our stockholders, the Board of Directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of Skyworks and our stockholders to amend our Restated Certificate of Incorporation to declassify the board. The Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the board will always have prior experience with the Company. Additionally, classified boards provide effective protection against unwanted takeovers and proxy contests as they make it difficult for a substantial stockholder to gain control of the board without the cooperation or approval of incumbent directors.

        However, the Board of Directors also recognizes that a classified structure may appear to reduce directors' accountability to stockholders, since such a structure does not enable stockholders to express a view on each director's performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Amended Text of Article SEVENTH

        Declassification of the Board of Directors requires several changes to Article SEVENTH of our Restated Certificate of Incorporation. The text of the revised Article SEVENTH, marked to show the proposed deletions and insertions, is set forth below. The following text shows the changes to Article SEVENTH after giving effect to the amendment proposed under this Proposal 1. Exhibit A to this Proxy Statement shows the revised version of Article SEVENTH our Certificate of Incorporation after giving effect to the amendment proposed in Proposal 1.

  SEVENTH:

          1.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). ~~At the 1983 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 annual meeting of stockholders, the term of office of the second class to expire at the 1985 annual meeting of stockholders and the term of office of the third class to expire at the 1986 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, unless, by reason of any intervening changes in the authorized number of directors, the board shall designate one or more of the then expiring directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes.~~

  ~~Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board of Directors shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.~~

          2.     Except as otherwise provided by law and except as hereinafter otherwise provided for filling vacancies, the directors of the Corporation shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until the annual meeting of stockholders following the annual meeting at which such director was elected and until a successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The terms of office of each director serving the Corporation as of immediately prior to the effectiveness of the filing of this Certificate of Amendment under the General Corporation Law of the State of Delaware (the "Effective Time") whose term of office did not expire at the 2011 annual meeting of stockholders of the Corporation shall nonetheless expire at the Effective Time, such that the directors elected at the 2011 annual meeting of stockholders of the Corporation effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.

          3.     Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which they have been elected expires~~to occur following their election. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

          4.     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, ~~but only for~~with or without cause ~~and only~~ by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.

          5.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

Vote Required

        Pursuant to Article TENTH of our Restated Certificate of Incorporation, the amendment of Article SEVENTH of our Restated Certificate of Incorporation proposed under this Proposal 1 requires the affirmative vote of the holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for such purpose as one class of stock. If this amendment to the Restated Certificate of Incorporation is approved, then such amendment will become effective upon filing a certificate of amendment with the Secretary of State of the State of Delaware, which filing would be made promptly after the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND MAKE CERTAIN OTHER RELATED CHANGES

 PROPOSAL 2

ELECTION OF DIRECTORS

The effectiveness of this election is contingent upon our stockholders approving the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors and make certain other related changes described in Proposal 1.

        Under this Proposal 2, you are being asked to consider nine nominees, whose names are set forth below, for election to our Board of Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. The election of the nominees set forth in this Proposal 2 will be effective only if our stockholders approve the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors under Proposal 1. If Proposal 1 is approved, the Company intends to file a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the Annual Meeting to make the amendment effective, and the term of office of the nominees set forth below in this Proposal 2 would begin at that time.

        If Proposal 1 is not approved by our stockholders, then the election under this Proposal 2 will not be effective. As a result, the terms of office of (i) our currently serving Class I directors, Balakrishnan S. Iyer, Thomas C. Leonard and Robert A. Schriesheim, whose current terms expire at the 2012 Annual Meeting and (ii) our currently serving Class II directors, Kevin L. Beebe, Timothy R. Furey and David J. McLachlan, whose current terms expire at the 2013 Annual Meeting will not be truncated and they will continue to serve as our directors. As a contingency, in the event that Proposal 1 is not approved by our stockholders, we are also asking our stockholders to elect three Class III directors at the Annual Meeting for a term expiring at the 2014 Annual Meeting (see Proposal 3 to elect three nominees as Class III directors). However, the election of the three Class III directors in Proposal 3 will only be effective in the event that Proposal 1 is not approved.

        The names of the nine nominees for contingent election as directors in the event that Proposal 1 is approved, their current positions and offices, the year such nominee was first elected a director of the Company and their board committee memberships are set forth in the table below. All of such nominees are current Skyworks directors. Each nominee for election has agreed to serve if elected, and the Board of Directors knows of no reason why any nominee should be unable or unwilling to serve. If a nominee is unable or unwilling to serve the attorneys-in-fact named in this Proxy Statement will vote any shares represented at the meeting by proxy for the election of another individual nominated by the Board of Directors, if any. No nominee or executive officer is related by blood, marriage or adoption to any other director, nominee or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Nominee's or Director's Name (First Year of Service as a Director)	Position(s) with the Company
David J. Aldrich (2000)	President, Chief Executive Officer and Director
Kevin L. Beebe (2004)(1)(2)	Non-Employee Director
Moiz M. Beguwala (2002)(1)(3)	Non-Employee Director
Timothy R. Furey (1998)(2)(3)	Non-Employee Director
Balakrishnan S. Iyer (2002)(1)(3)	Non-Employee Director
David J. McLachlan (2000)(1)(3)	Non-Employee Director and Chairman of the Board
Thomas C. Leonard (1996)	Non-Employee Director
David P. McGlade (2005)(2)(3)	Non-Employee Director
Robert A. Schriesheim (2006)(1)(2)	Non-Employee Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

        Below the information about Proposal 3 is biographical information about all of the nominees set forth pursuant to Proposal 2 and Proposal 3 as well as the Company's other executive officers, including information regarding each director's and nominee's business experience for the past five years, and the names of other public companies for which each director or nominee has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that he should serve as a director. In addition, we believe that all of our current directors and nominees have integrity, business acumen, good judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, and the willingness to devote the time needed to be an effective director.

        Directors are elected by a plurality of all votes cast for the election of directors at the meeting. As a result, under Proposal 2, the nine nominees for director who receive the most votes will be elected. Shares represented by all proxies received by the Board of Directors that are properly completed, but do not specify a choice as to the election of directors and are not marked as to withhold authority to vote for the nominees will be voted FOR the election of all nine of the nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NINE NOMINEES IN PROPOSAL 2

 PROPOSAL 3

ELECTION OF DIRECTORS

The effectiveness of this election is contingent upon our stockholders failing to approve the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors and make certain other related changes described in Proposal 1.

        Unless the amendment to our Restated Certificate of Incorporation described in Proposal 1 is approved by our stockholders, the Company's Restated Certificate of Incorporation will continue to provide that the Board of Directors is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors, and having a three-year term. The Board of Directors currently is composed of nine (9) members: three Class I directors, three Class II directors and three Class III directors. The terms of these three classes are staggered in a manner so that only one class is elected by stockholders annually. As a result, the terms of office of (i) our currently serving Class I directors, Balakrishnan S. Iyer, Thomas C. Leonard and Robert A. Schriesheim, whose terms currently expire at the 2012 Annual Meeting and (ii) our currently serving Class II directors, Kevin L. Beebe, Timothy R. Furey and David J. McLachlan, whose terms currently expire at the 2013 Annual Meeting will not be affected and they will continue to serve as our directors.

        Under this Proposal 3 you are being asked to consider three nominees, Messrs. David J. Aldrich, Moiz M. Beguwala and David P. McGlade for election to our Board of Directors to serve as Class III directors until the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified. The election of the nominees listed in this Proposal 3 will be effective only if our stockholders do not approve the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors and make certain other related changes described in Proposal 1.

        The names of the three nominees for contingent election as Class III directors in the event that Proposal 1 is not approved and the continuing directors in Class I and Class II, their current positions and offices, the year such nominee or director was first elected a director of the Company, their board committee memberships the year each nominee's or director's current term expires and the class of director of each nominee are set forth in the table below. All of such nominees are current Skyworks directors. Each nominee for election has agreed to serve if elected, and the Board of Directors knows of no reason why any nominee should be unable or unwilling to serve. If a nominee is unable or unwilling to serve, then the attorneys-in-fact named in this Proxy Statement will vote any shares represented at the meeting by proxy for the election of another individual nominated by the Board of Directors, if any. No nominee or executive officer is related by blood, marriage or adoption to any other director, nominee or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Nominee's or Director's Name (First Year of Service as a Director)	Position(s) with the Company	Year Director Term Will Expire	Class of Director
Nominees:
David J. Aldrich (2000)	President, Chief Executive Officer and Director	2011	III
Moiz M. Beguwala (2002)(1)(3)	Non-Employee Director	2011	III
David P. McGlade (2005)(2)(3)	Non-Employee Director	2011	III
Continuing Directors:
Balakrishnan S. Iyer (2002)(1)(3)	Non-Employee Director	2012	I
Thomas C. Leonard (1996)	Non-Employee Director	2012	I
Robert A. Schriesheim (2006)(1)(2)	Non-Employee Director	2012	I
Kevin L. Beebe (2004)(1)(2)	Non-Employee Director	2013	II
Timothy R. Furey (1998)(2)(3)	Non-Employee Director	2013	II
David J. McLachlan (2000)(1)(3)	Non-Employee Director and Chairman of the Board	2013	II

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

        Below this Proposal 3 is additional biographical information about all of the nominees set forth pursuant to Proposal 2 and Proposal 3 as well as the Company's other executive officers, including information regarding each director's and each nominee's business experience for the past five years, and the names of other public companies for which each director or nominee for director has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that he should serve as a director. In addition, we believe that all of our directors and nominees have integrity, business acumen, good judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, and the willingness to devote the time needed to be an effective director.

        Directors are elected by a plurality of all votes cast for the election of directors at the meeting. As a result, under Proposal 3, the three nominees for Class III director who receive the most votes will be elected. Shares represented by all proxies received by the Board of Directors that are properly completed, but do not specify a choice as to the election of directors and are not marked as to withhold authority to vote for the nominees will be voted FOR the election of the three nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE THREE NOMINEES IN PROPOSAL 3

 DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth for each director and executive officer of the Company his position with the Company as of March 15, 2011:

Name	Title
David J. McLachlan	Chairman of the Board
David J. Aldrich	President, Chief Executive Officer and Director
Kevin L. Beebe	Director
Moiz M. Beguwala	Director
Timothy R. Furey	Director
Balakrishnan S. Iyer	Director
Thomas C. Leonard	Director
David P. McGlade	Director
Robert A. Schriesheim	Director
Donald W. Palette	Vice President and Chief Financial Officer
Gregory L. Waters	Executive Vice President and General Manager, Front-End Solutions
Liam K. Griffin	Senior Vice President, Sales and Marketing
Bruce J. Freyman	Senior Vice President, Worldwide Operations
Mark V.B. Tremallo	Vice President, General Counsel and Secretary
George M. LeVan	Vice President, Human Resources

  Directors

        David J. McLachlan, age 72, has been a director since 2000 and Chairman of the Board since May 2008. Mr. McLachlan served as a senior advisor to the Chairman and Chief Executive Officer of Genzyme Corporation (a publicly traded biotechnology company) from 1999 to 2004. He also was the Executive Vice President and Chief Financial Officer of Genzyme from 1989 to 1999. Prior to joining Genzyme, Mr. McLachlan served as Vice President and Chief Financial Officer of Adams-Russell Company (an electronic component supplier and cable television franchise owner). Mr. McLachlan also serves on the Board of Directors of Dyax Corp. (a publicly traded biotechnology company), HearUSA, Ltd. (a publicly traded hearing care services company) and Deltagen, Inc (a publicly traded provider of drug discovery tools and services to the biopharmaceutical industry).

        We believe that Mr. McLachlan, the current Chairman of the Board, is qualified to serve as a director because he possesses a broad range of business experience as a result of his service as both chief financial officer and director for several public companies. In particular, Mr. McLachlan has in depth experience handling complex accounting and finance issues for a broad range of companies. He has also served on the boards and audit and governance committees of other public companies (including as chairman of the audit committee), and serves as a designated "audit committee financial expert" for Skyworks' Audit Committee. In addition, Mr. McLachlan has extensive knowledge regarding Skyworks' business, which he has acquired by serving for more than 10 years on its Board of Directors.

        David J. Aldrich, age 54, has served as President and Chief Executive Officer, and as a director of the Company since April 2000. From September 1999 to April 2000, Mr. Aldrich served as President and Chief Operating Officer. From May 1996 to May 1999, when he was appointed Executive Vice President, Mr. Aldrich served as Vice President and General Manager of the semiconductor products business unit. Mr. Aldrich joined the Company in 1995 as Vice President, Chief Financial Officer and Treasurer. From 1989 to 1995, Mr. Aldrich held senior management positions at M/A-COM, Inc. (a developer and manufacturer of radio frequency and microwave semiconductors, components and IP networking solutions), including Manager Integrated Circuits Active Products, Corporate Vice President of Strategic Planning, Director of Finance and Administration and Director of Strategic Initiatives with the Microelectronics Division. Mr. Aldrich has also served since February 2007 as a director of Belden Inc. (a publicly traded designer and manufacturer of cable products and transmission solutions).

        We believe that Mr. Aldrich, who has led Skyworks for more than 10 years, is qualified to serve as a director because of his leadership experience, his strategic decision making ability, his knowledge of the semiconductor industry and his in-depth knowledge of Skyworks' business. Mr. Aldrich brings to the Board of Directors his thorough knowledge of Skyworks' business, strategy, people, operations, competition, financial position and investors. Further, as a result of his service as a director for Belden, Inc., a multi-national public company, Mr. Aldrich provides the Board of Directors with another organizational perspective and other cross-board experience.

        Kevin L. Beebe, age 51, has been a director since January 2004. Since November 2007, he has been President and Chief Executive Officer of 2BPartners, LLC (a partnership that provides strategic, financial and operational advice to investors and management, and whose clients include Carlyle Group, GS Capital Partners, KKR and TPG Capital). Previously, beginning in 1998, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communication company. He has held a variety of executive and senior management positions at several divisions of Sprint, including Vice President of Operations and Vice President of Marketing and Administration for Sprint Cellular, Director of Marketing for Sprint North Central Division, Director of Engineering and Operations Staff and Director of Product Management and Business Development for Sprint Southeast Division, as well as Staff Director of Product Services at Sprint Corporation. Mr. Beebe began his career at AT&T/Southwestern Bell as a Manager. Mr. Beebe also serves as a director for SBA Communications Corporation (a publicly traded North American operator of wireless communications towers), NII Holdings, Inc. (a publicly traded provider of wireless telecommunications services), Sting Communications (a privately held broadband network provider) and Syniverse Corp. (a privately held provider of support services for wireless carriers).

        We believe that Mr. Beebe is qualified to serve as a director because of his 15 years experience as an operating executive in the wireless telecommunications industry. For example, as Group President of Operations at ALLTEL, he was instrumental in expanding ALLTEL's higher margin retail business, which significantly enhanced ALLTEL's competitive position in a dynamic, consolidating industry. In addition, as Chief Executive Officer of 2BPartners, LLC, Mr. Beebe continues to gain a broad range of business experience and to build business relationships by advising leading private equity firms that are transacting business in the global capital markets. Mr. Beebe provides cross-board experience by serving as a director for several public and private companies (including service on both audit and governance committees). Further, Mr. Beebe has served as a director of Skyworks since 2004 and has gained significant familiarity with Skyworks' business.

        Moiz M. Beguwala, age 64, has been a director since June 2002. He served as Senior Vice President and General Manager of the Wireless Communications business unit of Conexant from January 1999 to June 2002. Prior to Conexant's spin-off from Rockwell International Corporation, Mr. Beguwala served as Vice President and General Manager, Wireless Communications Division, Rockwell Semiconductor Systems, Inc. from October 1998 to December 1998; Vice President and General Manager Personal Computing Division, Rockwell Semiconductor Systems, Inc. from January 1998 to October 1998; and Vice President, Worldwide Sales, Rockwell Semiconductor Systems, Inc. from October 1995 to January 1998. Mr. Beguwala serves on the Board of Directors of Powerwave Technologies, Inc. (a publicly traded wireless solutions supplier for communications networks worldwide) and Cavendish Kinetics Inc. (a privately held MEMS company), as well as Chairman of the Board of RF Nano Corporation (a privately held semiconductor company in Newport Beach, CA). He also served as director of SIRF Technologies, Inc. (a former publicly traded GPS solutions semiconductor company) from September 2000 until May 2008.

        We believe that Mr. Beguwala is qualified to serve as a director because of his significant experience in, and in depth understanding of, the RF and analog semiconductor markets. Since becoming a vice president at Rockwell Semiconductor over 20 years ago, he has obtained executive experience in the strategic, technological, financial and operational requirements of companies in the wireless semiconductor industry. In addition, through his service as a director for several public and private semiconductor companies (including service on the audit and governance committees of a public company), he continues to gain knowledge of the semiconductor industry and provides cross-board experience to Skyworks.

        Timothy R. Furey, age 52, has been a director since 1998. He has been Chief Executive Officer of MarketBridge (a privately owned sales and marketing strategy and technology professional services firm) since 1991. His company's clients include organizations such as IBM, British Telecom and other global Fortune 500 companies selling complex technology products and services into both OEM and end-user markets. Prior to 1991, Mr. Furey held a variety of consulting positions with Boston Consulting Group, Strategic Planning Associates, Kaiser Associates and the Marketing Science Institute.

        We believe that Mr. Furey is qualified to serve as a director because his experience as Chief Executive Officer of MarketBridge, as well as his engagements with MarketBridge's clients (many of which are Fortune 500 companies), provide him with a broad range of knowledge regarding business operations and growth strategies. In addition, Mr. Furey has extensive knowledge regarding Skyworks' business, which he acquired through over 12 years of service on the Board of Directors, including, for the past 7 years as the Chairman of the Compensation Committee.

        Balakrishnan S. Iyer, age 54, has been a director since June 2002. He served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. from October 1998 to June 2003, and has been a director of Conexant since February 2002. Prior to joining Conexant, Mr. Iyer served as Senior Vice President and Chief Financial Officer of VLSI Technology Inc. Prior to that, he was corporate controller for Cypress Semiconductor Corp. and Director of Finance for Advanced Micro Devices, Inc. Mr. Iyer serves on the Board of Directors of Conexant, Life Technologies Corp., Power Integrations, Inc., QLogic Corporation, and IHS Inc. (each a publicly traded company).

        We believe that Mr. Iyer is qualified to serve as a director because his experience as an executive officer of companies in the technology industry provides him with leadership, strategic and financial experience. Through his experiences as a director at the public companies listed above (including as a member of certain audit, governance and compensation committees) he provides the Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate governance topics.

        Thomas C. Leonard, age 76, has been a director since August 1996. From April 2000 until June 2002, he served as Chairman of the Board of the Company, and from September 1999 to April 2000, he served the Company as Chief Executive Officer. From July 1996 to September 1999, he served as President and Chief Executive Officer. Mr. Leonard joined the Company in 1992 as a Division General Manager and was elected a Vice President in 1994. Mr. Leonard has over 30 years of experience in the microwave industry, having held a variety of executive and senior level management and marketing positions at M/A-COM, Inc., Varian Associates, Inc. and Sylvania.

        We believe that Mr. Leonard is qualified to serve as a director because of his experience in the technology industry in a variety of leadership and key operational positions, which have allowed him to accumulate knowledge in operational management and corporate strategy. In addition, Mr. Leonard has extensive knowledge regarding Skyworks' business, which he has acquired by serving on the Board of Directors for nearly 15 years, and as Skyworks' Chief Executive Officer from September 1999 to April 2000.

        David P. McGlade, age 50, has been a director since February 2005. He currently serves as the Chief Executive Officer and Deputy Chairman of Intelsat Global S.A. (a privately held worldwide provider of fixed satellite services). Previously, Mr. McGlade served as an Executive Director of mmO2 PLC and as the Chief Executive Officer of O2 UK (a subsidiary of mmO2), a position he held from October 2000 until March 2005. Before joining O2 UK, Mr. McGlade was President of the Western Region for Sprint PCS.

        We believe that Mr. McGlade is qualified to serve as a director because of his 27 years of experience in the telecommunications business, which have allowed him to acquire significant operational, strategic and financial business acumen. Most recently, as a result of his work as the Chief Executive Officer of Intelsat, a private equity-owned operator of a network of commercial communications satellites and terrestrial connections, Mr. McGlade gained significant leadership and operational experience, as well as knowledge about the global capital markets.

        Robert A. Schriesheim, age 50, has been a director since 2006. Mr. Schriesheim is the former Chief Financial Officer and Principal Financial Officer of Hewitt Associates, Inc. (a global human resources consulting and outsourcing company that was acquired by Aon Corporation in October 2010). Previously, from October 2006 until December 2009, he was the Executive Vice President, Chief Financial Officer and Principal Financial Officer of Lawson Software, Inc. (a publicly traded ERP software provider). From August 2002 to October 2006, he was affiliated with ARCH Development Partners, LLC, a seed stage venture capital fund. Before joining ARCH, Mr. Schriesheim held executive positions at Global TeleSystems ("GTS"), SBC Equity Partners, Ameritech, AC Nielsen, and Brooke Group Ltd. In 2001, to facilitate the sale of GTS, Mr. Schriesheim led it through a pre-arranged filing under Chapter 11 of the United States Bankruptcy Code ("U.S.B.C.") and, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands. All such proceedings were approved, confirmed and completed by March 31, 2002 as part of the sale of the company. Mr. Schriesheim is also a director of Lawson Software, Inc. In addition, from 2004 until 2007, he was also a director of Dobson Communications Corp. (a former publicly traded wireless services communications company that was acquired by AT&T Inc. in 2007).

        We believe that Mr. Schriesheim is qualified to serve as a director because of his extensive knowledge of the capital markets, experience with corporate financial capital structures and long history of evaluating and structuring merger and acquisition transactions within the technology sector. Mr. Schriesheim also has significant experience, as a senior executive and director in both public and private companies in the technology sector, leading companies through major strategic and financial corporate transformations while doing business in the global market place.

        In addition to the information presented above regarding each director's specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. They have each demonstrated business acumen, an ability to exercise sound judgment and a commitment of service to Skyworks.

  Executive Officers (other than President and Chief Executive Officer)

        Donald W. Palette, age 53, joined the Company as Vice President and Chief Financial Officer of Skyworks in August 2007. Previously, from May 2005 until August 2007, Mr. Palette served as Senior Vice President, Finance and Controller of Axcelis Technologies, Inc. (a publicly traded semiconductor equipment manufacturer). Prior to May 2005, he was Axcelis' Controller beginning in 1999, Director of Finance beginning August 2000, and Vice President and Treasurer beginning in 2003. Before joining Axcelis in 1999, Mr. Palette was Controller of Financial Reporting/Operations for Simplex, a leading manufacturer of fire protection and security systems. Prior to that, Mr. Palette was Director of Finance for Bell & Howell's Mail Processing Company, a leading manufacturer of high speed mail insertion and sorting equipment.

        Gregory L. Waters, age 50, joined the Company in April 2003, and has served as Executive Vice President and General Manager, Front-End Solutions since October 2006, Executive Vice President beginning November 2005, and Vice President and General Manager, Cellular Systems as of May 2004. Previously, from February 2001 until April 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems and, beginning in 1998, held positions there as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions within Texas Instruments, including Director of Network Access Products and Director of North American Sales. Mr. Waters also serves as a director of Sand 9, Inc. (a privately held fabless semiconductor company focused on precision timing solutions).

        Liam K. Griffin, age 44, joined the Company in August 2001 and serves as Senior Vice President, Sales and Marketing. Previously, Mr. Griffin was employed by Vectron International, a division of Dover Corp., as Vice President of Worldwide Sales from 1997 to 2001, and as Vice President of North American Sales from 1995 to 1997. His prior experience included positions as a Marketing Manager at AT&T Microelectronics, Inc. and Product and Process Engineer at AT&T Network Systems. Mr. Griffin also serves as a director of Vicor Corp. (a publicly traded designer, developer, manufacturer and marketer of modular power components and complete power systems).

        Bruce J. Freyman, age 50, joined the Company in May 2005 and serves as Senior Vice President, Worldwide Operations. Previously, he served as President and Chief Operating Officer of Amkor Technology and also held various senior management positions, including Executive Vice President of Operations from 2001 to 2004. Earlier, Mr. Freyman spent 10 years with Motorola managing their semiconductor packaging operations for portable communications products.

        Mark V.B. Tremallo, age 54, joined the Company in April 2004 and serves as Vice President, General Counsel and Secretary. Previously, from January 2003 to April 2004, Mr. Tremallo was Senior Vice President and General Counsel at TAC Worldwide Companies (a technical workforce solutions provider). Prior to TAC, from May 1997 to May 2002, he was Vice President, General Counsel and Secretary at Acterna Corp. (a global communications test equipment and solutions provider that filed a voluntary petition for reorganization under Chapter 11 of the U.S.B.C. on May 6, 2003). Earlier, Mr. Tremallo served as Vice President, General Counsel and Secretary at Cabot Safety Corporation.

        George M. LeVan, age 65, has served as Vice President, Human Resources since June 2002. Previously, Mr. LeVan served as Director, Human Resources, from 1991 to 2002 and has managed the human resource department since joining the Company in 1982. Prior to 1982, Mr. LeVan held human resources positions at Data Terminal Systems, Inc., W.R. Grace & Co., Compo Industries, Inc. and RCA.

CORPORATE GOVERNANCE

  General

        Board of Director Meetings.    The Board of Directors met four (4) times during the fiscal year ended October 1, 2010 ("fiscal year 2010"). Each director attended at least 75% of the Board of Directors meetings and the meetings of the committees of the Board of Directors on which he served during fiscal year 2010.

        Director Independence.    Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of the applicable Listing Rules of the NASDAQ Stock Market LLC (the "NASDAQ Rules") and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members' current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which a member of the Company's Board of Directors is a director or executive officer. After evaluating these factors, the Board of Directors has determined that a majority of the members of the Board of Directors, namely, Kevin L. Beebe, Moiz M. Beguwala, Timothy R. Furey, Balakrishnan S. Iyer, Thomas C. Leonard, David J. McLachlan, David P. McGlade and Robert A. Schriesheim, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director and are independent directors of the Company under applicable NASDAQ Rules.

        Corporate Governance Guidelines.    The Board of Directors has adopted corporate governance practices to help fulfill its responsibilities to the stockholders in overseeing the work of management and the Company's business results. These guidelines are intended to ensure that the Board of Directors has the necessary authority and practices in place to review and evaluate the Company's business operations, as needed, and to make decisions that are independent of the Company's management. In addition, the guidelines are intended to align the interests of directors and management with those of the Company's stockholders. A copy of the Company's Corporate Governance Guidelines is available on the Investor Relations portion the Company's website at: http://www.skyworksinc.com.

        In accordance with these Corporate Governance Guidelines, independent members of the Board of Directors of the Company met in executive session without management present four (4) times during fiscal year 2010. The Chairman of the Board serves as presiding director for these meetings.

        Stockholder Communications.    Our stockholders may communicate directly with the Board of Directors as a whole or to individual directors by writing directly to those individuals at the following address: c/o Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801. The Company will forward to each director to whom such communication is addressed, and to the Chairman of the Board in his capacity as representative of the entire Board of Directors, any mail received at the Company's corporate office to the address specified by such director and the Chairman of the Board.

        Codes of Ethics.    We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors (the "Code"), as well as a Code of Ethics for Principal Financial Officers. The Code applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We make available our code of business conduct and ethics free of charge through our website, which is located at http://www.skyworksinc.com. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics that are required to be publicly disclosed pursuant to rules of the SEC and the NASDAQ Rules by posting any such amendment or waivers on our website and disclosing any such waivers in a Form 8-K filed with the SEC.

        Executive Officer and Director Stock Ownership Requirements.    We have adopted Executive Officer and Director Stock Ownership programs that require our executive officers (including our Named Executive Officers) and non-employee directors to hold a significant equity interest in Skyworks with the objective of more closely aligning the interests of our executive officers and directors with those of our stockholders.

        The minimum number of shares of our common stock that the Executive Officer ownership guidelines require our Named Executive Officers to hold while serving in their capacity as executive officers is as follows:

Position	Minimum Share Requirement
President and Chief Executive Officer	Lesser of (a) number of shares with a fair market value equal to 4x current base salary or (b) 254,600 shares.
VP and Chief Financial Officer; Executive Vice President and General Manager Front-End Solutions; Senior Vice President Sales and Marketing; Senior Vice President, Worldwide Operations	Lesser of (a) number of shares with a fair market value equal to 2x current base salary or (b) 71,800, 81,600, 76,000 or 74,000 shares, respectively.

        The minimum number of shares of our common stock that the Director Ownership guidelines require non-employee directors to hold while serving in their capacity as directors is the director base compensation (currently $50,000) multiplied by three (3), divided by the fair market value of the Company's common stock (rounded to the nearest 100 Shares). For purposes of both the Executive Officer and Director Stock Ownership programs, the fair market value of a person's holding is based on the average closing price per share of the Company's common stock as reported on the NASDAQ Global Select Market (or if the Shares are not then traded on such market, such other market on which the Shares are traded) for the 12-month period ending with the determination date. As of March 15, 2011, the Director Ownership guidelines require non-employee directors to hold a minimum of 7,013 shares.

        Board Leadership Structure.    Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that the roles of Chairman of the Board and Chief Executive Officer should be separated at the current time. Accordingly, our Board of Directors has appointed Mr. McLachlan, an independent director within the meaning of applicable NASDAQ rules (see "Director Independence" above), as the Chairman of the Board of Directors. Mr. McLachlan's duties as Chairman of the Board include the following:

  •
  Chairing meetings of the independent directors in executive session.

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  Facilitating communications between other members of our Board of Directors and the Chief Executive Officer.

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  Preparing or approving the agenda for each Board meeting.

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  Determining the frequency and length of Board meetings and recommending when special meetings of our Board should be held.

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  Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our Board (see "Communicating with the Independent Directors" below).

        Our Board decided to separate the roles of Chairman and Chief Executive Officer because it believes that leadership structure offers the following benefits:

  •
  Increasing the independent oversight of the Company and enhancing our Board's objective evaluation of our Chief Executive Officer.

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  Freeing the Chief Executive Officer to focus on company operations instead of Board administration.

  •
  Providing the Chief Executive Officer with an experienced sounding board.

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  Providing greater opportunities for communication between stockholders and our Board.

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  Enhancing the independent and objective assessment of risk by our Board.

  •
  Providing an independent spokesman for the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

        Audit Committee:    We have established an Audit Committee comprised of the following individuals, each of whom qualifies as independent within the meaning of applicable NASDAQ Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act: Messrs. Schriesheim (Chairman), Beebe, Iyer, Beguwala and McLachlan.

        The primary responsibility of the Audit Committee is the oversight of the quality and integrity of the Company's financial statements, the Company's internal financial and accounting processes, and the independent audit process. Additionally, the Audit Committee has the responsibilities and authority necessary to comply with Rule 10A-3 under the Exchange Act. The committee meets privately with the independent registered public accounting firm, reviews their performance and independence from management and has the sole authority to retain and dismiss the independent registered public accounting firm. These and other aspects of the Audit Committee's authority are more particularly described in the Company's Audit Committee Charter, which the Board of Directors adopted and is reviewed annually by the committee and is available on the Investor Relations portion of our website at: http://www.skyworksinc.com.

        The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP for fiscal year 2010. The Audit Committee met nine (9) times during fiscal year 2010.

        Audit Committee Financial Expert:    The Board of Directors has determined that each of Mr. Schriesheim (Chairman), Mr. Iyer and Mr. McLachlan, meets the qualifications of an "audit committee financial expert" under SEC Rules and the qualifications of "financial sophistication" under the applicable NASDAQ Rules, and qualifies as "independent" as defined under the applicable NASDAQ Rules.

        Compensation Committee:    We have established a Compensation Committee comprised of the following individuals, each of whom qualifies as independent within the meaning of applicable NASDAQ Rules: Messrs. Furey (Chairman), Beebe, McGlade and Schriesheim. The Compensation Committee met four (4) times during fiscal year 2010. The functions of the Compensation Committee include establishing the appropriate level of compensation, including short and long-term incentive compensation, of the Chief Executive Officer, all other executive officers and any other officers or employees who report directly to the Chief Executive Officer. The Compensation Committee also administers Skyworks' equity-based compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, and it is available on the Investor Relations portion of the Company's website at: http://www.skyworksinc.com.

        The Compensation Committee has engaged Aon/Radford Consulting to assist it in determining the components and amounts of executive compensation. The consultant reports directly to the Compensation Committee, through its chairman, and the Compensation Committee retains the right to terminate or replace the consultant at any time.

        The process and procedures followed by the Compensation Committee in considering and determining executive and director compensation are described below under the heading "Compensation Discussion and Analysis."

        Nominating and Corporate Governance Committee:    The members of the Nominating and Corporate Governance Committee, each of whom the Board of Directors has determined is independent within the meaning of applicable NASDAQ Rules, are Messrs. Iyer (Chairman), Beguwala, Furey, McGlade, and McLachlan. The Nominating and Corporate Governance Committee met four (4) times during fiscal year 2010. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors and its committees, including any recommendations that may be submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of the corporate governance policies. These and other aspects of the Nominating and Corporate Governance Committee's authority are more particularly described in the Nominating and Corporate Governance Committee Charter, which the Board of Directors adopted and is available on the Investor Relations portion of the Company's website at: http://www.skyworksinc.com.

        Director Nomination Procedures:    The Nominating and Corporate Governance Committee evaluates director candidates in the context of the overall composition and needs of the Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent the interests of the Company's stockholders using its diversity of experience. The committee seeks directors who possess certain minimum qualifications, including the following.

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  A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company.

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  A director (other than an employee-director) must be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Board of Directors or of a Board committee.

  •
  The committee also considers the following qualities and skills, among others, in its selection of directors and as candidates for appointment to the committees of the Board of Directors:

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  Economic, technical, scientific, academic, financial, accounting, legal, marketing, or other expertise applicable to the business of the Company;

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  Leadership or substantial achievement in their particular fields;

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  Demonstrated ability to exercise sound business judgment;

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  Integrity and high moral and ethical character;

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  Potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board of Directors as a whole;

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  Capacity and desire to represent the balanced, best interests of the Company as a whole and not primarily a special interest group or constituency;

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  Ability to work well with others;

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  High degree of interest in the business of the Company;

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  Dedication to the success of the Company;

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  Commitment to the responsibilities of a director; and

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  International business or professional experience.

        The committee does not have a formal policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds in order to better inform its decisions. The committee will also take into account the fact that a majority of the Board of Directors must meet the independence requirements of the applicable NASDAQ Rules. The Company expects that a director's existing and future commitments will not materially interfere with such director's obligations to the Company. For candidates who are incumbent directors, the committee considers each director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The committee identifies candidates for director nominees in consultation with the Chief Executive Officer of the Company and the Chairman of the Board of Directors, through the use of search firms or other advisors or through such other methods as the committee deems to be helpful to identify candidates. Once candidates have been identified, the committee confirms that the candidates meet all of the minimum qualifications for director nominees set forth above through interviews, background checks, or any other means that the committee deems to be helpful in the evaluation process. The committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the committee recommends candidates for director nominees for election to the Board of Directors.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided the stockholders follow the procedures set forth below. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise. To date, the Nominating and Corporate Governance Committee has not received a recommendation for a director nominee from any stockholder of the Company.

        Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors in 2012 may do so in accordance with the provisions of our By-Laws by submitting a written recommendation to our Corporate Secretary at the address noted above no earlier than January 12, 2011 and no later than February 11, 2012. In the event that the 2012 annual meeting is held more than thirty (30) days before or after the first anniversary of the Company's 2011 annual meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address above no earlier than 120 days prior to the date of the 2012 annual meeting and no later than the later of 90 days prior to the 2012 annual meeting or the 10th day following the day on which the public announcement of the date of the 2012 annual meeting is first made by the Company. For nominees for election to the Board of Directors proposed by stockholders to be considered, the recommendation for nomination must be in writing and must include the following information:

  •
  Name of the stockholder, whether an entity or an individual, making the recommendation;

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  A written statement disclosing such stockholder's beneficial ownership of the Company's capital stock;

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  Name of the individual recommended for consideration as a director nominee;

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  A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;

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  A written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by the SEC and the applicable NASDAQ Rules;

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  A written statement disclosing the recommended candidate's beneficial ownership of the Company's capital stock; and

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  A written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest.

        Nominations may be sent to the attention of the committee via U.S. mail or expedited delivery service to Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, Massachusetts 01801, Attn: Nominating and Corporate Governance Committee, c/o Secretary of Skyworks Solutions, Inc.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure, certain operational risks and acquisitions; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to the our compensation policies and practices as well as management succession planning; and our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition. Each committee reports to the Board of Directors on a regular basis, including reports with respect to the committee's risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the Board of Directors discuss particular risks.

        Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on our company. Our Compensation Committee believes that any such risks are mitigated by:

  •
  The multiple elements of our compensation packages, including base salary, annual short term incentive compensation plan and (for our executive officer and other key employees) equity awards that vest (or are issuable) over multiple years and are intended to motivate employees to take a long-term view of our business.

  •
  The structure of our short term incentive compensation plan (described in greater detail in this Proxy Statement in "Compensation Discussion and Analysis"), which is based on (i) a number of different financial and operating performance metrics to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are appropriately aggressive yet will not require undue risk-taking to achieve. Our short term incentive compensation plan provides for payments to be made to participants bi-annually based on the achievement of certain performance goals, but features a mechanism whereby actual payments for the first six month performance period are capped at 80% of the award earned, with 20% of the award held back until the end of the fiscal year to ensure sustained financial performance. If the level of financial performance in the first half of the year is not sustained into the second half of the year, then the 20% withheld will not be paid out to the participant. Further, the structure of the short term incentive compensation plan aids in driving sustained long term financial performance as the goals and targets from the prior year's plan are significant factors used in determining goals for the current year's plan.

 PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
2005 LONG-TERM INCENTIVE PLAN

        The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, on its ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. The Company believes that its stock-based compensation programs are central to this objective. The Company anticipates that the shares currently available under our existing equity incentive plans will be insufficient to meet our needs beyond next year, thus impairing our ability to attract and retain key employees through the grant of stock-based awards.

        Under the Company's Amended and Restated 2005 Long-Term Incentive Plan (the "2005 LTIP"), we are currently authorized to grant awards that would result in us issuing up to an aggregate of (i) 27.5 million shares of our common stock plus (ii) such additional number shares of our common stock equal to the sum of (x) the number of shares of our common stock reserved for issuance under our 1999 Employee Long-Term Incentive Plan (the "1999 Plan") that remained available for grant as of April 26, 2009 (approximately 846,000 shares), and (y) the number of shares of our common stock subject to awards granted under the 1999 Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original purchase price pursuant to a contractual repurchase right after April 26, 2009. As of March 1, 2011, 445,000 shares that were issuable pursuant to awards originally granted under the 1999 plan that subsequently expired or were terminated, cancelled, surrendered, forfeited or repurchased have been made available for grant under the 2005 Plan and 4.3 million shares issuable pursuant to stock options granted under the 1999 Plan that remain outstanding, which, could become available under the 2005 plan to the extent that such stock options expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased.

        The 2005 LTIP was adopted on April 28, 2005 and was amended and restated on May 12, 2009. As of March 1, 2011, there were 4.3 million shares of common stock available for future awards under the 2005 LTIP. Accordingly, on February 1, 2011, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 LTIP to increase the number of shares of our common stock available for issuance pursuant to awards granted under the 2005 LTIP by 14.25 million. We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. Therefore, we consider approval of the amendment to the 2005 LTIP vital to our future success.

        As of March 1, 2011, the Company had, under the 2005 LTIP (i) 7.0 million shares reserved for issuance pursuant to outstanding stock options, with a weighted average exercise price of $15.51 and a weighted average life of 5.79 years, (ii) 106,290 issued but unvested shares of restricted common stock and (iii) 1.9 million unissued shares of common stock under performance share awards for which the performance periods have not yet lapsed. As of March 1, 2011, the Company had, under all of its equity incentive plans (other than its 2002 Employee Stock Purchase Plan) an aggregate of, (i) 12.6 million shares reserved for issuance pursuant to outstanding stock options, with a weighted average exercise price of $12.43 and a weighted average life of 5.42 years, (ii) 305,290 issued but unvested shares of restricted common stock and (iii) 1.9 million unissued shares of common stock under performance share awards for which the performance periods have not yet lapsed. As of March 1, 2011, the only equity incentive plans under which the Company is able to grant additional awards are the 2005 LTIP, the 2008 Director Long-Term Incentive Plan and the 2002 Employee Stock Purchase Plan.

        We are asking stockholders to approve the amendment to the 2005 LTIP to increase the number of shares available for issuance pursuant to awards granted under the 2005 LTIP by 14.25 million. If the amendment to the 2005 LTIP is approved, the 2005 LTIP will remain unchanged in all respects other than the increase in the number of shares available for issuance pursuant to awards granted under the 205 LTIP by 14.25 million.

        Depending on the mix of "full value" awards (i.e., an award other than a nonqualified stock option with up to a seven year term) and stock options awarded under the 2005 LTIP, additional dilution resulting from the proposed 14.25 million increase in the number of shares of common stock available for issuance under the 2005 LTIP would range from 5% to a maximum of 8% (based on the number of shares outstanding as of March 1, 2011). As of March 1, 2011, 0.2% of outstanding stock options had exercise prices greater than the current trading price of the common stock.

        By approving the amendment to the 2005 LTIP, stockholders will also be approving the 2005 LTIP, as so amended, for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986 (the "Code"). The 2005 LTIP as proposed to be amended is structured in a manner such that awards granted under it can satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company's chief executive officer or any of the Company's three other most highly compensated executive officers (other than the Company's chief financial officer), such compensation must qualify as "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company's stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Proposal 4 will constitute approval of each of these aspects of the 2005 LTIP, as amended for purposes of the approval requirements of Section 162(m).

Description of the 2005 LTIP, as Proposed to be Amended

        If the amendment to the 2005 LTIP is approved, the 2005 LTIP will remain unchanged in all respects other than the increase of the number of shares available for issuance pursuant to awards granted under the plan by 14.25 million. Below is a brief summary of the 2005 LTIP as proposed to be amended. The full text of the 2005 LTIP, as proposed to be amended, is attached as Exhibit B to the electronic copy of this Proxy Statement that is filed with the Securities and Exchange Commission (accessible via www.sec.gov) and may also be accessed from our website (www.skyworksinc.com). In addition, a copy of the 2005 LTIP, as proposed to be amended may be obtained from the Secretary of the Company. The summary of the 2005 LTIP set forth below assumes the approval of the amendment and is qualified in its entirety by reference to the 2005 LTIP, as proposed to be amended.

  General

        The 2005 LTIP, among other things;

  •
  prohibits the granting of stock options with an exercise price below the fair market value of the common stock on the grant date;

  •
  provides a discounted "share reduction" formula in the pool of available shares, whereby the issuance of any "full value" award (i.e., an award other than a nonqualified stock option with up to a seven year term) will reduce the pool of available shares by 1.5 shares (as a result, if the amendment to the 2005 LTIP is approved, assuming that the Company only grants awards of a type other than nonqualified stock options with up to a seven year term with respect to the additional 14.25 million shares made available by the amendment, a maximum of only 9.5 million additional shares of common stock could be issued pursuant to such other awards);

  •
  prohibits repricing, or reducing the exercise price of a stock option, without first obtaining stockholder approval; and

  •
  does not include any "evergreen" or "reload" provisions.

  Types of Awards

        The 2005 LTIP provides for the grant of nonqualified stock options, restricted stock awards, stock appreciation rights and other stock and cash-based awards, including the grant of shares based upon certain conditions such as performance-based conditions and the grant of securities convertible into common stock (collectively, "Awards").

        Nonqualified Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of the common stock on the date of grant. Options may not be granted for a term in excess of seven (7) years. The 2005 LTIP permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a "cashless exercise" through a broker, (ii) surrender to the Company of shares of common stock, (iii) delivery to the Company of a promissory note, (iv) any other lawful means, or (v) any combination of these forms of payment.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of the Company to repurchase (or require forfeiture of) all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Instead of issuing common stock that is subject to repurchase, the Board may grant Awards known as restricted stock units that entitle recipients to receive unrestricted shares of common stock in the event that the conditions specified in the applicable Award are satisfied prior to the end of the applicable restriction period established for such Award.

        Stock Appreciation Rights.    Stock appreciation rights entitle recipients to receive the appreciation in the value of the common stock over the value of the Common on the date of grant of the stock appreciation right. Stock appreciation rights will be settled by the delivery of shares of common stock. Stock appreciation rights may be issued in tandem with options or as stand-alone rights.

        Other Stock and Cash-Based Awards.    Under the 2005 LTIP, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares and/or cash based upon certain conditions such as performance-based conditions and the grant of securities convertible into common stock.

        Performance Conditions.    The Compensation Committee may determine, at the time of grant, that a Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award will be based on one or more of the following measures: (a) revenue (b) net income (loss), (c) operating income (loss), (d) gross profit, (e) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (f) operating profit before or after discontinued operations, interest, taxes, depreciation and/or amortization, (g) earnings (loss) per share, (h) net cash flow, (i) cash flow from operations, (j) revenue growth, (k) earnings growth, (l) gross margins, (m) operating margins, (n) net margins, (o) inventory management, (p) working capital, (q) return on sales, assets, equity or investment, (r) cash or cash equivalent position, (s) achievement of balance sheet or income statement objectives, (t) total stockholder return, (u) stock price, (v) completion of strategic acquisitions/dispositions, (w) manufacturing efficiency, (x) product quality, (y) customer satisfaction, (z) market share and (aa) improvement in financial ratings. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary and/or non-recurring items, (ii) the cumulative effects of changes in accounting principles, (iii) gains or losses on the disposition of discontinued operations, (iv) the writedown of any asset, (v) charges for restructuring and rationalization programs, (vi) amortization of purchased intangibles associated with acquisitions, (vii) compensation expenses related to acquisitions, (viii) other acquisition related expenses, (ix) impairment charges, (x) gain or loss on minority equity investments, (xi) non-cash income tax expenses and (xii) equity-based compensation expenses. Such performance goals: (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Compensation Committee; and (C) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

  Eligibility to Receive Awards

        Employees, officers, consultants and advisors of the Company and its subsidiaries, and of other business ventures in which the Company has a significant interest, are eligible to be granted Awards under the 2005 LTIP. The maximum number of shares with respect to which Awards may be granted to any participant under the 2005 LTIP is 1,500,000 shares per calendar year. The maximum amount of cash that can be paid pursuant to a cash-based award under the 2005 LTIP is $1.5 million per fiscal year per person.

  New Plan Benefits

        As of March 1, 2011, approximately 4,100 persons were eligible to receive Awards under the 2005 LTIP, including the Company's seven (7) executive officers. The granting of Awards under the 2005 LTIP is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group. On March 1, 2011, the last reported sale price of the Company common stock on the NASDAQ Global Market was $34.75.

  Administration

        The 2005 LTIP is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 LTIP and to interpret the provisions of the 2005 LTIP. Pursuant to the terms of the 2005 LTIP, the Board of Directors may delegate authority under the 2005 LTIP to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2005 LTIP, including the granting of options to executive officers.

        Subject to any applicable limitations contained in the 2005 LTIP, the Board of Directors, the Compensation Committee, or any other committee to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of the fair market value of the common stock), (iii) the duration of options (which may not exceed seven (7) years) and (iv) the number of shares of common stock subject to any restricted stock, restricted stock unit or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

        The Board of Directors is required to make appropriate adjustments in connection with the 2005 LTIP and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2005 LTIP also contains provisions addressing the consequences of any Reorganization Event, which is defined as (i) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction. In connection with a Reorganization Event, the Board of Directors will take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised Options or other unexercised Awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding Awards will become realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the holder's Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder's outstanding Awards, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing. The Board of Directors will specify the effect of a Reorganization Event on any other Award at the time the Award is granted.

        If a Change in Control Event occurs, except to the extent specifically provided to the contrary in any Award agreement or any other agreement between a Participant and the Company, any options outstanding as of the date the Change of Control occur and not then exercisable shall automatically become fully exercisable and all restrictions and conditions on all Restricted Stock Awards shall automatically be deemed terminated or satisfied. A "Change in Control Event" occurs if the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board. A "Continuing Director" will include any member of the Board as of the effective date of the Plan and any individual nominated for election to the Board by a majority of the then Continuing Directors.

        If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the 2005 LTIP.

  Amendment or Termination

        The Board of Directors may at any time amend, suspend or terminate the 2005 LTIP, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders. No Award may be granted under the 2005 LTIP after January 31, 2015, but Awards previously granted may extend beyond that date.

        If stockholders do not approve the amendment to the 2005 LTIP, the proposed amendment to the 2005 LTIP will not go into effect and the number of shares available for issuance pursuant to awards granted under the 2005 LTIP will not be increased. In such event, the Compensation Committee of the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

  Federal Income Tax Consequences

        The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

        Nonqualified Stock Options.    A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock; Restricted Stock Units.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term. The tax treatment of a restricted stock unit and the stock issued upon the vesting of a restricted stock unit is the same as described above for restricted stock, except that no Section 83(b) election may be made with respect to restricted stock units.

        Stock Appreciation Rights.    A participant will not have income upon the grant of a stock appreciation right. A participant will have compensation income upon the exercise of a stock appreciation right equal to the appreciation in the value of the stock underlying the stock appreciation right. When the stock distributed in settlement of the stock appreciation right is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the exercise date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to the Company.    There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND
RESTATED 2005 LONG-TERM INCENTIVE PLAN

PROPOSAL 5

APPROVAL OF THE COMPANY'S AMENDED AND RESTATED
2008 DIRECTOR LONG-TERM INCENTIVE PLAN

        The Company's 2008 Director Long-Term Incentive Plan (the "2008 Director Plan") is intended to advance the interests of the Company's stockholders by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable directors, and to provide additional incentives for such directors to continue to work for the best interests of Skyworks and its stockholders through continuing ownership of its common stock. Competition for highly qualified individuals to serve as company directors is intense, and to successfully attract and retain the best candidates, the Company must continue to offer a competitive equity incentive program as an essential component of the directors' compensation. Since 1994, Skyworks has granted equity-awards to directors, upon their first election to the Board of Directors and annually upon re-election.

        The 2008 Director Plan was adopted by Skyworks' Board of Directors on November 6, 2007, and approved by the stockholders on March 27, 2008. Under the 2008 Director Plan, we are currently authorized to grant awards to our non-employee directors that would result in us issuing up to an aggregate of (i) 600,000 shares of our common stock plus (ii) the number of shares of our common stock that remained available for grant under the Skyworks Solutions, Inc. 2001 Directors' Stock Option Plan on the effective date of the 2008 Director Plan, which was approximately 120,000.

        As of March 1, 2011, there were 270,000 shares remaining available for future awards under the 2008 Director Plan. The Company anticipates that the shares currently available under the 2008 Director Plan will be insufficient to meet our needs beyond 2013, thus impairing our ability to attract and retain non-employee directors through the grant of stock-based awards. Accordingly, on February 1, 2011, the Board of Directors adopted, subject to stockholder approval, an amended and restated 2008 Director Plan (the "Amended 2008 Director Plan") that:

  •
  (i) increases the number of shares of the Company's common stock available for issuance pursuant to awards granted under the plan by 750,000;

  •
  (ii) changes the equity award automatically granted to each non-employee director when such director is first elected or appointed to serve on the Board of Directors from a fixed award of a nonqualified stock option to purchase 25,000 shares of common stock and a restricted stock award for 12,500 shares of common stock to a variable award comprised of a combination of a nonqualified stock option and shares of restricted common stock having an aggregate Black-Scholes value targeted between the 50th and 75th percentile of the non-employee director equity compensation component of the public "peer" group of publicly-traded semiconductor companies with which the Company competes for executive and director talent (as further described below in "Compensation Discussion and Analysis"); and

  •
  (iii) reduces the number of shares of restricted common stock awarded to non-employee directors continuing in office following each annual meeting of stockholders, or special meeting of stockholders in lieu of an annual meeting at which one or more directors are elected, from 12,500 to 6,000.

        All other terms and conditions of the 2008 Director Plan will remain the same in the Amended 2008 Director Plan. We are asking the Company's stockholders to approve the Amended 2008 Director Plan. Unless the stockholders approve the Amended 2008 Director Plan, Skyworks may be unable to continue to attract and retain the best individuals to serve as directors.

        As of March 1, 2011, there were 199,000 issued but unvested restricted shares under the 2008 Director Plan. No stock options have been awarded pursuant to the 2008 Director Plan. As of March 1, 2011, the Company had, under all of its equity incentive plans (other than its 2002 Employee Stock Purchase Plan) an aggregate of, (i) 12.6 million shares reserved for issuance pursuant to outstanding stock options, with a weighted average exercise price of $12.43 and a weighted average life of 5.42 years, (ii) 305,290 issued but unvested shares of restricted common stock and (iii) 1.9 million unissued shares of common stock under performance share awards for which the performance periods have not yet lapsed. As of March 1, 2011, the only equity incentive plans under which the Company is able to grant additional awards are the 2005 LTIP, the 2008 Director Plan and the 2002 Employee Stock Purchase Plan.

Description of the 2008 Director Plan, as Proposed to be Amended and Restated

        Below is a brief summary of the Amended 2008 Director Plan. The full text of the Amended 2008 Director Plan is attached as Exhibit C to the electronic copy of this Proxy Statement filed with the Securities and Exchange Commission (accessible via www.sec.gov) and may be accessed from our website, www.skyworksinc.com. In addition, a copy of the Amended 2008 Director Plan may be obtained from the Secretary of the Company. The following summary is qualified in its entirety by reference to the Amended 2008 Director Plan.

  General

        The Amended 2008 Director Plan, among other things:

  •
  prohibits the granting of stock options with an exercise price below the fair market value of the common stock on the grant date;

  •
  provides a "share reduction" formula in the pool of available shares, whereby the issuance of any "full value" award (i.e., an award other than a nonqualified stock option with up to a ten year term) will reduce the pool of available shares by 1.5 shares (as a result, if the Amended 2008 Director Plan is approved, assuming that the Company only grants awards of a type other than nonqualified stock options with respect to the additional 750,000 shares made available by the amendment, a maximum of only 500,000 additional shares of common stock could be issued pursuant to such other awards);

  •
  prohibits repricing, or reducing the exercise price of a stock option, without first obtaining stockholder approval; and,

  •
  does not include any "evergreen" or "reload" provisions.

  Types of Awards

        The Amended 2008 Director Plan provides for the grant of nonqualified stock options, restricted stock awards, restricted stock units and other stock-based awards, including the grant of shares based upon certain conditions such as performance-based conditions and the grant of securities convertible into common stock (collectively, "Awards").

        Nonqualified Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of the common stock on the date of grant. Options may not be granted for a term in excess of ten (10) years. The Amended 2008 Director Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a "cashless exercise" through a broker, (ii) surrender to the Company of shares of common stock which have been held by the optionees for at least six months, or (iii) any combination of these forms of payment.

        Restricted Stock Awards and Restricted Stock Units.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Instead of issuing common stock that is subject to repurchase, the Board may grant Awards known as restricted stock units that entitle recipients to receive unrestricted shares of common stock in the event that the conditions specified in the applicable Award are satisfied prior to the end of the applicable restriction period established for such Award.

        Other Stock-Based Awards.    Under the Amended 2008 Director Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions such as performance-based conditions and the grant of securities convertible into common stock.

  Eligibility to Receive Awards

        Each member of the Board of Directors who is not also an officer of the Company is eligible to be granted Awards under the Amended 2008 Director Plan. Each non-employee director when first elected to serve as a director automatically receives an equity award comprised of a combination of a nonqualified stock option and shares of restricted stock having an aggregate Black Scholes value that lies between the 50th and 75th percentile of the non-employee director equity compensation component of the public "peer" group of publicly-traded semiconductor companies with which the Company competes for executive talent (as further described below in "Compensation Discussion and Analysis"), with the stock option having an exercise price equal to the fair market value of the common stock on the date of grant. In addition, each non-employee director continuing in office following each annual meeting of stockholders or special meeting of stockholders in lieu of an annual meeting at which one or more directors are elected receives a restricted stock award for 6,000 shares. Unless otherwise determined by the Board of Directors, the nonqualified stock options will vest in four (4) equal annual installments and restricted stock awards will vest in three (3) equal annual installments. All other granting of Awards under the Amended 2008 Director Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular director. On March 1, 2011, the last reported sale price of the Company's common stock on the NASDAQ Global Select Market was $34.75.

  Administration

        The Amended 2008 Director Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended 2008 Director Plan and to interpret the provisions of the Amended 2008 Director Plan. Pursuant to the terms of the Amended 2008 Director Plan, the Board of Directors may delegate authority under the Amended 2008 Director Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the Amended 2008 Director Plan.

        Except for the automatic grants of the combination of nonqualified stock options and restricted stock awards discussed above, and subject to any applicable limitations contained in the Amended 2008 Director Plan, the Board of Directors, the Compensation Committee, or any other committee to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of the fair market value of the common stock), (iii) the duration of options (which may not exceed ten (10) years) and (iv) the number of shares of common stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

        The Board of Directors is required to make appropriate adjustments in connection with the Amended 2008 Director Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Amended 2008 Director Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (i) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction. Upon the occurrence of a Reorganization Event, all outstanding options are to be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, then the Board of Directors must either accelerate the options to make them fully exercisable prior to consummation of the Reorganization Event or provide for a cash out of the value of any outstanding options. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. The Board of Directors will specify the effect of a Reorganization Event on any other Award at the time the Award is granted.

        If a Change in Control Event occurs, except to the extent specifically provided to the contrary in any Award agreement or any other agreement between a Participant and the Company, any options outstanding as of the date the Change of Control occur and not then exercisable shall automatically become fully exercisable and all restrictions and conditions on all restricted stock awards shall automatically be deemed terminated or satisfied. A "Change in Control Event" occurs if the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board. A "Continuing Director" will include any member of the Board as of the effective date of the Plan and any individual nominated for election to the Board by a majority of the then Continuing Directors.

        If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the Amended 2008 Director Plan.

  Amendment or Termination

        The Board of Directors may at any time amend, suspend or terminate the Amended 2008 Director Plan, except that no amendment may (i) increase the number of shares authorized under the Amended 2008 Director Plan, (ii) materially increase the benefits provided under the Amended 2008 Director Plan, (iii) materially expand the class of participants eligible to participate in the Amended 2008 Director Plan, (iv) expand the types of Awards provided under the Amended 2008 Director Plan or (v) make any other changes that require stockholder approval under the rules of the NASDAQ Stock Market unless and until such amendment shall have been approved by the Company's stockholders. No Award may be granted under the Amended 2008 Director Plan after March 27, 2018, but Awards previously granted may extend beyond that date.

        If stockholders do not approve the Amendment to the 2008 Director Plan, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

  Federal Income Tax Consequences

        The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

        Nonqualified Stock Options.    A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock; Restricted Stock Units.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code (the "IRC") is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term. The tax treatment of a restricted stock unit and the stock issued upon the vesting of a restricted stock unit is the same as described above for restricted stock, except that no Section 83(b) election may be made with respect to restricted stock units.

        Tax Consequences to the Company.    There will be no tax consequences to the Company when grants are made under the Amended 2008 Director Plan except that we will be entitled to a tax deduction when a participant has compensation income.

        New Plan Benefits.    The following table discloses the benefits that would be allocated to the persons listed in the table in 2011 if the Amended 2008 Director Plan is approved. All other granting of the remaining Awards under the Amended 2008 Director Plan is discretionary pursuant to the formula provisions in the Amended 2008 Director Plan.

New Plan Benefits

Name and Position	Dollar Value		Restricted Stock
David J. McLachlan	$208,500		6,000
Kevin L. Beebe	$208,500		6,000
Moiz M. Beguwala	$208,500		6,000
Timothy R. Furey	$208,500		6,000
Balakrishnan S. Iyer	$208,500		6,000
Thomas C. Leonard	$208,500		6,000
David P. McGlade	$208,500		6,000
Robert A. Schriesheim	$208,500		6,000

Non-Executive Director Group (8 persons)	$1,668,000	(1)	48,000

(1)
This dollar value is determined based on $34.75 per share, the last reported sale price of the Company common stock on the NASDAQ Global Select Market on March 1, 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE COMPANY'S AMENDED AND
RESTATED 2008 DIRECTOR LONG-TERM INCENTIVE PLAN

 PROPOSAL 6

APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2002 EMPLOYEE
STOCK PURCHASE PLAN

        The Board of Directors believes it is in the best interest of the Company to encourage stock ownership by employees of the Company. The Company's 2002 Employee Stock Purchase Plan (the "ESPP") affords employees of the Company the opportunity to purchase shares of the Company's common stock at a discount through regular payroll deductions. The Company believes the ESPP enhances its ability to seek and retain the services of highly skilled and competent persons to serve as employees of the Company, and at the same time, encourages employee stock ownership. Under the ESPP, the Company has currently reserved 6.13 million shares of common stock to provide eligible employees with opportunities to purchase shares. As there would be an insufficient number of shares available for continuing the ESPP into fiscal year 2011, on February 1, 2011, the Board of Directors adopted, subject to stockholder approval, an amendment to the ESPP that increases the number of shares of common stock authorized for purchase under the plan from 6.13 million to 8.38 million (the "ESPP Amendment").

        We are asking stockholders to approve the ESPP Amendment. Apart from the ESPP Amendment, no other terms or conditions of the ESPP will change. With the approval of the ESPP Amendment by the stockholders, it is the intention of the Company to have the ESPP continue to qualify as an "employee stock purchase plan" under Section 423 of the IRC, which may provide certain tax benefits to employees as described below. In addition, if the ESPP Amendment is approved, the Company intends to continue providing non-U.S. employees with the opportunity to purchase shares of the Company's common stock at a discount pursuant to Skyworks' Non-Qualified Employee Stock Purchase Plan ("NQ ESPP") by taking all necessary action to make available an additional 300,000 shares of common stock under the NQ ESPP, which action is not subject to stockholder approval. If the ESPP Amendment is not approved by the stockholders, the Company will not be able to continue to offer employees an opportunity to participate in the ESPP in the future once the shares that remain available for issuance thereunder are exhausted. Further, if the ESPP Amendment is not approved, the Company will not take any action to increase the number of shares available under the NQ ESPP and will discontinue such plan when the remaining shares available under the NQ ESPP have been exhausted. As of March 1, 2011, there were 374,279 shares available for future purchase under the ESPP.

Description of the ESPP as Proposed to be Amended

        Below is a brief summary of the ESPP, as proposed to be amended. The full text of the ESPP, as proposed to be amended, is attached as Exhibit D to the electronic copy of this Proxy Statement that is filed with the Securities and Exchange Commission (accessible via www.sec.gov) and may be accessed from our website, www.skyworksinc.com. In addition, a copy of the ESPP may be obtained from the Secretary of the Company. The summary of the ESPP set forth below assumes the approval of the ESPP Amendment and is qualified in its entirety by reference to the ESPP as proposed to be amended. As noted above, other than the change to the ESPP proposed to be made by the ESPP Amendment, no other terms or conditions of the ESPP will change.

  Eligibility

        All employees of the Company and its participating subsidiaries who are employed by the Company at least ten (10) business days prior to the first day of the applicable offering period are eligible to participate in the ESPP, except for any employee who owns stock representing five percent (5%) or more of the total combined voting power or value of all classes of the Company's common stock. An employee's rights under the ESPP terminate when he or she ceases to be an employee. The Company's non-employee directors are not eligible to participate in the ESPP.

  Participation

        The number of shares that participants may purchase under the ESPP is discretionary and the value of the Company's common stock purchased by participants under the ESPP will vary based on the fair market value of the Company's common stock on an offering period's commencement date or termination date. Accordingly, the number of shares that will be purchased by our employees and executive officers in the future are not currently determinable.

  Offering Periods

        The Compensation Committee of the Board of Directors establishes the offering periods; however, an offering period may not extend for more than twenty-four (24) months. Subject to the foregoing, the offering periods will generally consist of six month periods commencing on each August 1 and February 1 and terminating on each January 31 and July 31, respectively.

  Purchase Options

        On the commencement date of each offering period, the Company will grant to each participant an option to purchase on the termination date of each offering period at the Option Exercise Price (as defined below), that number of full shares of common stock equal to the amount of each participant's accumulated payroll deductions made during the offering period, up to a maximum of 1,000 shares. This maximum may be increased or decreased as set forth in the ESPP. If the participant's accumulated payroll deductions on the termination date would result in a purchase of more than the maximum allowed under the plan, the excess deductions will be refunded to the participant, without interest.

        The Option Exercise Price for each offering period is the lesser of: (i) eighty-five percent (85%) of the fair market value (as defined in the ESPP) of the common stock on the offering commencement date, or (ii) eighty-five percent (85%) of the fair market value of the common stock on the offering termination date, in either case rounded up to the next whole cent. If the participant's accumulated payroll deductions on the last day of the offering period would otherwise enable the participant to purchase common stock in excess of the limitation prescribed under Section 423(b)(8) of the IRC, the excess will be refunded by the Company, without interest.

  Option Exercise

        Each participant in the ESPP on the termination date of each offering period will be deemed to have exercised his or her option on such date and to have purchased from the Company such number of full shares of common stock reserved for the ESPP as his or her accumulated payroll deductions on such date will pay for at the Option Exercise Price (so long as such participant remained employed at the termination date), subject to the maximums and limitations set forth in the ESPP.

  Stock Subject to the ESPP

        Without giving effect to the proposed amendment, an aggregate of 6,130,000 shares of common stock have been authorized for issuance under the ESPP since its inception. If there are any unexercised options granted under the ESPP that expire or terminate or options that cease to be exercisable, the unpurchased shares subject to such option will again be available under the ESPP. If the number of shares of common stock available for any offering period is insufficient to satisfy the requirements for that offering period, the available shares for that offering period shall be apportioned among participating employees in proportion to their options.

  Initial Eligibility and Participation

        An eligible employee may enter the ESPP by enrolling and authorizing payroll deductions not later than ten (10) business days before the next commencement date. Unless the participant files a revised authorization, or withdraws from the ESPP, his or her participation under the enrollment on file will continue as long as the ESPP remains in effect.

        A participant may withdraw in full from the ESPP prior to the termination date, in which event the Company will refund without interest the entire balance of such participant's deductions not previously used to purchase common stock under the ESPP. Upon termination of the participant's employment because of death, the person(s) entitled to receipt of the common stock and/or cash shall have the right to elect, either (i) to withdraw, without interest, all of the payroll deductions credited to the participant's account under the ESPP, or (ii) to exercise the participant's option for the purchase of shares of common stock on the next offering termination date following the date of the employee's death.

        The Company will accumulate and hold for the employee's account the amounts deducted from his or her pay. No interest will be paid thereon.

  Deduction Amounts

        An employee may authorize payroll deductions from 1% to 10% (in whole number percentages only) of his or her eligible compensation (as defined in the ESPP). An employee may not make any additional payments into such account. Only full shares of common stock may be purchased. Any balance remaining in an employee's account after a purchase will, to the extent not refunded as set forth above, be carried forward to the next offering period. Payroll deductions may not be increased, decreased or suspended by a participant during an offering period.

  Termination and Amendment

        The ESPP may be terminated at any time by the Company's Board of Directors. It will terminate in any case on the earlier of December 31, 2012, or when all of the shares of common stock reserved for the ESPP have been purchased. The Compensation Committee or the Board of Directors may from time to time adopt amendments to the ESPP, subject to certain restrictions set forth in the ESPP.

  Sale of Stock Purchased Under the ESPP

        An employee may sell stock purchased under the ESPP at any time the employee chooses, subject to compliance with Company trading policies, any applicable federal or state securities laws, and subject to certain restrictions imposed under the ESPP.

  Administration and Cost

        The Company bears all costs of administering and carrying out the ESPP, and the ESPP may be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors of the Company.

        The Company will indemnify each member of the Board of Directors and the Compensation Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the ESPP.

  Application of Funds

        The proceeds received by the Company from the sale of common stock pursuant to options granted under the ESPP may be used for any corporate purposes, and the Company is not obligated to segregate participating employees' payroll deductions.

  Changes in Common Stock

        If the Company should subdivide or reclassify the common stock, or should declare thereon any dividend payable in shares of such common stock, or should take any other action of a similar nature affecting such common stock, then the number and class of shares of common stock which may thereafter be optioned (in the aggregate and to any individual participating employee) shall be adjusted accordingly.

  Merger or Consolidation

        If the Company should merge into or consolidate with another corporation, the Board of Directors may, at its election, either (i) terminate the ESPP and refund without interest the entire balance of each participant's deductions, or (ii) entitle each participant to receive on the offering termination date upon the exercise of such option for each share of common stock as to which such option shall be exercised the securities or property to which a holder of one share of the common stock was entitled upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

  New Plan Benefits

        Because benefits under the ESPP will depend on employees' elections to participate and the fair market value of the Company's common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the ESPP.

  Federal Income Tax Consequences

        The following summarizes certain United States federal income tax considerations for employees participating in the ESPP and certain tax effects to the Company. This summary, however, does not address every situation that may result in taxation. For example, it does not discuss foreign, state, or local taxes, or any of the tax implications arising from a participant's death. This summary is not intended as a substitute for careful tax planning, and each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (federal, state, local and foreign) of exercising his or her rights under the ESPP.

        The amounts deducted from an employee's pay under the ESPP will be included in the employee's compensation subject to United States federal income tax, and the Company will withhold taxes on these amounts. Generally, the employee will not recognize any additional income at the time options are granted pursuant to the ESPP or at the time the employee purchases shares under the ESPP.

        If the employee disposes of shares purchased pursuant to the ESPP within two years after the first business day of the offering period in which the employee acquired such shares, the employee will recognize ordinary compensation income (i.e., not capital gain income) at the time of such disposition in an amount equal to the excess, of the fair market value of the shares on the day the shares were purchased over the amount the employee paid for the shares. In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee's tax basis in the shares (generally, the fair market value of the shares on the day of purchase). Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the employee's holding period for the shares exceeds one year. The holding period for determining whether the gain or loss realized is short or long term will not begin until the employee has purchased shares under the ESPP.

        If the employee disposes of shares purchased pursuant to the ESPP more than two years after the first business day of the offering period in which the employee acquired the shares, the employee will recognize ordinary compensation income at the time of such disposition in an amount equal to the lesser of:

          (a)   the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares; or

          (b)   15% of the fair market value of the shares measured as of the first business day of the offering period in which the shares were purchased.

        In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the employee's holding period for the shares exceeds one year and otherwise will be short-term capital gain or loss.

        If the employee disposes of shares purchased pursuant to the ESPP within two years after the first business day of the offering period in which such shares were purchased, the Company generally will be entitled to a deduction for United States federal income tax purposes in an amount equal to the ordinary compensation income recognized by the employee as a result of such disposition. If the employee disposes of shares purchased pursuant to the ESPP more than two years after the first business day of the offering period in which the employee acquired the shares, the Company will not be entitled to any deduction for United States federal income tax purposes with respect to the options or the shares issued upon their exercise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S 2002 EMPLOYEE
STOCK PURCHASE PLAN

 PROPOSAL 7

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
("SAY-ON-PAY VOTE")

        We are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules. This proposal is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this Proxy Statement. This proposal, which is commonly referred to as "say-on-pay," is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal No. 8.

        Our executive compensation programs are designed to enable us to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

        The "Information about Executive and Director Compensation" section of this Proxy Statement, including "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to fiscal 2010. Highlights of our executive compensation program include the following:

        We emphasize pay-for-performance and tie a significant amount of our named executive officers' pay to our performance.    Consistent with our performance-based compensation philosophy, we reserve the largest portion of our executive's potential compensation for performance-and stock-based programs. We provide short-term variable compensation to motivate executives and to reward them for achieving near term financial performance targets. We provide long-term stock-based compensation, mainly in the form of performance share awards and stock options to reward our executive officers for increases in stockholder value and long-term performance and to align their interests with those of our stockholders. The financial performance goals under our short-term cash incentive program focus on profitably increasing our revenues, maintaining a focus on cash flow and ensuring that we strive for complete customer satisfaction. In 2010, approximately 86% of our chief executive officer's total compensation was attributable to incentive awards, of which 70% of such incentive awards were in the form of equity incentive awards.

        We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders.    We believe that equity awards coupled with our executive stock ownership guidelines serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance and also incent our executives to increase stockholder value. As such, equity awards are a key component of our executive compensation program. In fiscal year 2010, equity awards, mainly in the form of performance share awards and stock options, represented between 50% to 60% of our named executive officers' aggregate compensation. Stock options more closely align the long-term interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the life of the option. In addition, awards of stock options align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives' compensation at risk if our objectives are not achieved. We also believe that awarding performance shares with both performance and service conditions further aligns our executive's interest with those of the Company's stockholders since such performance shares will only be issued if the Company achieves pre-established financial performance metrics and the executive remains employed by the Company for a set period of time (usually two years after the initial issuance of stock under such award).

        We provide a competitive executive compensation program for our industry.    The Compensation Committee of our board, with assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our base salary and annual target cash compensation levels and between the median and 75th percentile for equity compensation, with the opportunity to earn above this based on performance. This positioning places greater emphasis on long-term pay, alignment with stockholder interests and long-term retention. We also feel that this level of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives. Our named executive officers' fiscal year 2010 cash compensation levels and equity compensation levels were ultimately above the median of our comparison group as a result of the Company's fiscal 2010 performance.

        We are committed to having strong governance standards with respect to our compensation program, procedures and practices.    Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this Proxy Statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in Company securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options. We have adopted Executive Officer and Director Stock Ownership programs that require our executive officers and non-employee directors to hold a significant equity interest in our company with the objective of more closely aligning the interests of our executive officers and directors with those of our stockholders. In addition, as part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an independent compensation consultant. Our Compensation Committee has also incorporated compensation analytical tools such as market data, tally sheets, compensation history for each executive and walk-away analysis as part of its annual executive compensation review. Our Compensation Committee has also implemented equity compensation grant procedures, an annual process to assess the efficacy of our company-wide compensation programs and a risk management program, which includes an ongoing evaluation of the relationship between our compensation programs and risk.

Recommendation

        As we describe in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In addition, our Board of Directors believes that the Company's financial performance over the last fiscal year, including the increased share price of our common stock demonstrates that our executive compensation program was designed appropriately and is working effectively to support long-term value creation.

        Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

  RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.

        As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal No. 8 overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO
APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
BY VOTING "FOR" PROPOSAL NO. 7

 PROPOSAL 8

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
("SAY-ON-FREQUENCY VOTE")

        In Proposal No. 8, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a say-on-frequency proposal, to stockholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal No. 7, should be held every one, two or three years. Accordingly, in this Proposal No. 8, we are asking our stockholders to cast a non-binding advisory vote regarding their preference as to the frequency of future executive compensation advisory votes. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years, or they may abstain from casting a vote on this Proposal No. 8.

        The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes, but, because this vote is advisory in nature, the Board of Directors may come to the conclusion that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.

        After careful consideration, the Board of Directors believes that the executive compensation advisory vote should be held every three years, and therefore our Board of Directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes.

        The Board of Directors believes that a once every three years, or triennial, executive compensation advisory vote complements our goal to create a compensation program that enhances long-term stockholder value and will allow our stockholders to evaluate executive compensation on a more thorough, long-term basis than a more frequent vote. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. As described in "Compensation Discussion and Analysis," our compensation program emphasizes multi-year individual and Company performance through the equity-based awards portion of our executive compensation. Equity-based awards, mainly in the form of stock options and performance share awards, have represented the majority of our executives' compensation during the last three fiscal years. These equity-based awards provide the potential for significant rewards for our executives if our long-term growth objectives are achieved, while placing a significant portion of our executives' compensation at risk if our long-term objectives are not achieved. The financial and operating performance and continued service conditions on the performance share awards that we grant further align our executive's interest with those of the Company's long -term performance.

        Too-frequent executive compensation advisory votes may encourage a short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our common stock. A triennial vote will provide our Compensation Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices. Independent of the timing of the executive compensation advisory vote, we intend to continue to engage with our stockholders regarding our executive compensation programs during the period between advisory votes, and we encourage stockholders to contact the Board of Directors at any time to provide feedback about corporate governance and executive compensation matters.

THE BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE
COMPENSATION ADVISORY VOTE EVERY THREE YEARS IS IN THE BEST INTERESTS
OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS VOTING FOR
A FREQUENCY OF EVERY "THREE YEARS"

 PROPOSAL 9

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected KPMG LLP as the Company's independent registered public accounting firm for the current fiscal year ending September 30, 2011 ("fiscal year 2011"), and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP was the independent registered public accounting firm for the Company for the fiscal year ended October 1, 2010, and has been the independent registered public accounting firm for the Company's predecessor, Alpha Industries, Inc., since 1975. We are asking the stockholders to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2011.

        Representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

        Stockholder ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm is not required by the Company's By-laws or other applicable legal requirements. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter at the Annual Meeting, is required to approve the selection of KPMG LLP as the Company's independent registered public accounting firm. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and stockholders' best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE SELECTION OF KPMG LLP AS
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2011

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of Skyworks' Board of Directors is responsible for providing independent, objective oversight of Skyworks' accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is independent within the meaning of applicable NASDAQ Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter approved by the Board of Directors.

        Management is responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm is responsible for performing an independent audit of Skyworks' consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report concerning such financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and representatives of KPMG LLP, the Company's independent registered public accounting firm, and reviewed and discussed the audited financial statements for the year ended October 1, 2010, results of the internal and external audit examinations, evaluations of the Company's internal controls and the overall quality of Skyworks' financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from the Company and its management, including the matters in the written disclosures and letter which were received by the committee from such firm.

        Based upon the Audit Committee's review and discussions described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended October 1, 2010, as filed with the SEC.

THE AUDIT COMMITTEE
Kevin L. Beebe Moiz M. Beguwala Balakrishnan S. Iyer David J. McLachlan Robert A. Schriesheim, Chairman

 AUDIT FEES

        KPMG LLP provided audit services to the Company consisting of the annual audit of the Company's 2010 consolidated financial statements contained in the Company's Annual Report on Form 10-K and reviews of the financial statements contained in the Company's Quarterly Reports on Form 10-Q for fiscal year 2010. The following table summarizes the fees of KPMG LLP billed to the Company for the last two fiscal years.

Fee Category	Fiscal Year 2010	% of Total	Fiscal Year 2009	% of Total
Audit Fees—Integrated Audit(1)	$1,352,000	97%	$1,215,000	97%
Audit-Related Fees(2)	—	0%	5,000	0%
Tax Fees(3)	37,000	3%	33,000	3%
All Other Fees(4)	2,000	0%	2,000	0%

Total Fees	$1,391,000	100%	$1,255,000	100%

(1)
Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Fiscal year 2010 and fiscal year 2009 audit fees also included fees for services incurred in connection with rendering an opinion under Section 404 of the Sarbanes Oxley Act.

(2)
Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under "Audit Fees." These services relate to registration statement filings for financing activities and consultations concerning financial accounting and reporting standards.

(3)
Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation or review of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $37,000 and $33,000 of the total tax fees for fiscal year 2010 and 2009, respectively. Tax advice and tax planning services relate to assistance with tax audits.

(4)
All other fees for fiscal year 2010 and 2009 consist of licenses for accounting research software.

        In 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services to be provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP during fiscal 2010 and fiscal 2009.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2011 Annual Meeting of the Stockholders.

THE COMPENSATION COMMITTEE
Kevin L. Beebe Timothy R. Furey, Chairman David P. McGlade Robert A. Schriesheim

 INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Summary and 2010 Overview

        We emphasize pay-for-performance and our compensation program is designed to link the pay of our executives to our overall financial and operational performance and their contribution to stockholder value. Consistent with our performance-based compensation philosophy, we reserve the largest portion of our executive's potential compensation for performance- and stock-based programs. We provide short-term variable compensation to motivate executives and to reward them for achieving near term financial performance targets. We provide long-term stock-based compensation, mainly in the form of performance share awards and stock options to reward our executive officers for increases in stockholder value and long-term performance and to align their interests with those of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability.

        As we began 2010, we faced an uncertain business environment as the global economy continued its recovery from the recessionary economic conditions that existed in many parts of the world during 2008 and 2009, particularly in North America and Europe. We also continued to face competition in our key markets from a number of significant, well established competitors. Despite these challenges and uncertainties and in the face of significant competition, the Company's operating results and financial performance were strong in fiscal 2010 and we believe that our executives were instrumental in achieving that performance. The Company saw both significant improvement in financial and operating results from fiscal 2009 to fiscal 2010 and experienced record levels of revenue, profitability and operating cash flow in fiscal 2010. Some highlights of our fiscal 2010 operating performance and financial results are set forth below.

  •
  Revenues grew by approximately 33.6% or $269.3 million year-over-year, driven primarily by higher overall demand for our wireless semiconductor products that support mobile internet, wireless infrastructure, energy management and diversified analog applications.

  •
  Gross profit increased by $138.6 million or 300 basis points to 42.6% of net revenue for fiscal 2010 as compared to fiscal 2009 due to continued factory process and productivity enhancements, product end-to-end yield improvements, year-over-year material cost reductions, targeted capital expenditure investments, and the increase in net revenues.

  •
  Operating income increased by $128.0 million to $199.7 million or 178.6% over fiscal 2009 to 18.6% of revenue for fiscal 2010 primarily due to the increases in net revenue and gross profit margin along with a higher degree of operating leverage as the Company maintained relatively constant operating expenditures.

  •
  The Company generated $223.0 million in cash from operations during fiscal 2010 resulting in a cash, cash equivalents and restricted cash balance of $459.4 million at October 1, 2010.

  •
  The Company further strengthened its balance sheet by retiring $53.0 million in aggregate principal amount of its 2007 Convertible Notes.

  •
  The Company reported fiscal 2010 diluted earnings per share of $0.75, up from $0.56 in fiscal 2009.

Due to Skyworks' strong performance in fiscal 2010, overall executive compensation paid increased as compared to executive compensation paid during fiscal 2009. As a result of our strong performance described above, the performance targets under our annual Executive Incentive Plan were exceeded and payouts were made ranging from 159% to 182% of target bonus for our named executive officers. In addition, with respect to the performance share awards granted to our named executive officers, as described in footnote 2 of the "Grants of Plan-Based Awards Table" below, the Company again exceeded its performance targets and, accordingly, issued a larger number of earned shares to each executive officer than were awarded in fiscal 2009.

        Part of the goal of our executive compensation program is to reward our executive officers for increases in stockholder value and long-term performance and to align their interests with those of our stockholders. We aim to accomplish that goal by providing a significant portion of their overall compensation in the form of long-term stock-based compensation, mainly performance share awards and stock options, which we hope will drive the creation of sustainable stockholder value. We think that the recent performance of our stock price is some indication that our compensation program has incentivized our executives to focus on the long-term performance of the Company and to increase overall stockholder value and has been successful in aligning the interests of our executives with our stockholders. The performance graphs set forth below shows Skyworks' relative stock performance against the members of Skyworks' "Peer Group" (as described below in the Compensation Discussion and Analysis) having the highest and lowest stock performance over the following periods (i) Skyworks' fiscal year 2010 (10/3/2009 - 10/1/2010) and (ii) the beginning of fiscal year 2010 to the present, respectively.

 COMPENSATION DISCUSSION AND ANALYSIS

Who Sets Compensation for Senior Executives?

        The Compensation Committee, which is comprised solely of independent directors within the meaning of applicable NASDAQ Rules, outside directors within the meaning of Section 162 of the Internal Revenue Code ("IRC") and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for determining all components and amounts of compensation to be paid to our Chief Executive Officer, our Chief Financial Officer and each of our other executive officers, as well as any other officers or employees who report directly to the Chief Executive Officer.

        This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer, our Chief Financial Officer and our three next most highly paid executive officers during fiscal 2010 as determined under the rules of the SEC. We refer to this group of executive officers as our "Named Executive Officers."

What are the Objectives of Our Compensation Program?

        The objectives of our executive compensation program are to attract, retain and motivate highly qualified executives to operate our business, and to link the compensation of those executives to improvements in the Company's financial performance and increases in stockholder value. Accordingly, the Compensation Committee's goals in establishing our executive compensation program include:

          (1)   ensuring that our executive compensation program is competitive with a group of companies in the semiconductor industry with which we compete for executive talent;

          (2)   providing a base salary that serves as the foundation of a compensation package that attracts and retains the executive talent needed to achieve our business objectives;

          (3)   providing short-term variable compensation that motivates executives and rewards them for achieving financial performance targets;

          (4)   providing long-term stock-based compensation that aligns the interest of our executives with stockholders and rewards them for increases in stockholder value; and

          (5)   ensuring that our executive compensation program is perceived as fundamentally fair to all of our employees.

How Do We Determine the Components and Amount of Compensation to Pay?

        The Compensation Committee sets compensation for the Named Executive Officers, including salary, short-term incentives and long-term stock-based awards, at levels generally intended to be competitive with the compensation of comparable executives in semiconductor companies with which the Company competes for executive talent.

  Retention of Compensation Consultant

        The Compensation Committee has engaged Aon/Radford Consulting to assist the Compensation Committee in determining the components and amount of executive compensation. The consultant reports directly to the Compensation Committee, through its chairperson, and the Compensation Committee retains the right to terminate or replace the consultant at any time. The consultant advises the Compensation Committee on such compensation matters as are requested by the Compensation Committee. The Compensation Committee considers the consultant's advice on such matters in addition to any other information or factors it considers relevant in making its compensation determinations.

  Role of Chief Executive Officer

        The Compensation Committee also considers the recommendations of the Chief Executive Officer regarding the compensation of each of his direct reports, including the other Named Executive Officers. These recommendations include an assessment of each individual's responsibilities, experience, individual performance and contribution to the Company's performance, and also generally take into account internal factors such as historical compensation and level in the organization, in addition to external factors such as the current environment for attracting and retaining executives.

  Establishment of Comparator Group Data

        In determining compensation for each of the Named Executive Officers, the committee utilizes "Comparator Group" data for each position. For fiscal year 2010, the Compensation Committee approved Comparator Group data consisting of a 50/50 blend of (i) Aon/Radford survey data of 30 semiconductor companies (where sufficient data was not available in the Aon/Radford semiconductor survey data—for example, for a VP/General Manager position—the Comparator Group data reflected survey data regarding high-technology companies, which included a larger survey sample) and (ii) the public "peer" group data for 15 publicly-traded semiconductor companies with which the Company competes for executive talent (the "Peer Group"):

*Anadigics	*Integrated Device Technology	*National Semiconductor
*Analog Devices	*Intersil	*ON Semiconductor
*Broadcom	*Linear Technology	*RF Micro Devices
*Cypress Semiconductor	*LSI Logic	*Silicon Laboratories
*Fairchild Semiconductor	*Maxim Integrated Products	*TriQuint Semiconductor

  Utilization of Comparator Group Data

        The Compensation Committee annually compares the components and amounts of compensation that we provide to our Chief Executive Officer and other Named Executive Officers with the components and amounts of compensation provided to their counterparts in the Comparator Group and uses this comparison data as a guideline in its review and determination of base salaries, short-term incentives and long-term stock-based compensation awards. In addition, in setting fiscal year 2010 compensation, the Compensation Committee sought and received input from its consultant regarding the base salaries for the Chief Executive Officer and each of his direct reports, the award levels and performance targets relating to the short-term incentive program for executive officers, and the individual stock-based compensation awards for executive officers, as well as the related vesting schedules.

        After reviewing the data and considering the input, the Compensation Committee established (and the full Board of Directors was advised of) the base salary, short-term incentive target and long-term stock-based compensation award for each Named Executive Officer. In establishing individual compensation, the Compensation Committee also considered the input of the Chief Executive Officer, as well as the individual experience and performance of the executive.

        In determining the compensation of our Chief Executive Officer, our Compensation Committee focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity, (ii) the importance of retaining a chief executive officer with the strategic, financial and leadership skills necessary to ensure our continued growth and success, (iii) the Chief Executive Officer's role relative to other Named Executive Officers and (iv) the considerable length of his 16-year service to the Company. Aon/Radford advised the Compensation Committee that the base salary, annual performance targets and short-term incentive target opportunity, and equity-based compensation for 2010 were competitive for chief executive officers in the sector. The Chief Executive Officer was not present during voting or deliberations of the Compensation Committee concerning his compensation. As stated above, however, the Compensation Committee did consider the recommendations of the Chief Executive Officer regarding the compensation of all of his direct reports, including the other Named Executive Officers.

What are the Components of Executive Compensation?

        The key elements of compensation for our Named Executive Officers are base salary, short-term incentives, long-term stock-based incentives, 401(k) plan retirement benefits, and medical and insurance benefits. Consistent with our objective of ensuring that executive compensation is perceived as fair to all employees, the Named Executive Officers do not receive any retirement benefits beyond those generally available to our full-time employees, and we do not provide medical or insurance benefits to Named Executive Officers that are different from those offered to other full-time employees.

  Base Salary

        Base salaries provide our executive officers with a degree of financial certainty and stability. The Compensation Committee determines a competitive base salary for each executive officer using the Comparator Group data and input provided by its consultant. Based on these factors, base salaries of the Named Executive Officers for fiscal year 2010 were generally targeted at the Comparator Group median, with consideration given to role, responsibility, performance and length of service. After taking these factors into account, the base salary increase for the Named Executive Officers for fiscal year 2010 was on average 3.5%. Given the significant changes in the economic environment and the uncertainty in financial markets in the first half of fiscal 2010, however, the Compensation Committee determined to delay implementing the recommended base salary increases until the second half of fiscal 2010 after it became clear that the Company's business had stabilized.

  Short-Term Incentives

        Our short-term incentive compensation plan for executive officers is established annually by the Compensation Committee. For fiscal year 2010, the Compensation Committee adopted the 2010

Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan established short-term incentive awards that could be earned semi-annually by certain officers of the Company, including the Named Executive Officers, based on the Company's achievement of certain corporate performance metrics established on a semi-annual basis. Short-term incentives are intended to motivate and reward executives by tying a significant portion of their total compensation to the Company's achievement of pre-established performance metrics that are generally short-term (i.e., less than one year). In establishing the short-term incentive plan, the Compensation Committee first determined a competitive short-term incentive target for each Named Executive Officer based on the Comparator Group data, and then set threshold, target and maximum incentive payment levels. At the target payout level, Skyworks' short-term incentive was designed to result in an incentive payout equal to the median of the Comparator Group, while a maximum incentive payout for exceeding the performance metrics would result in a payout above the median of the Comparator Group, and a threshold payout for meeting the minimal corporate performance metrics would result in a payout below the median. The following table shows the incentive payment levels the Named Executive Officers could earn in fiscal year 2010 (shown as a percentage of base salary), depending on the Company's achievement of the performance metrics. Actual performance between the threshold and the target metrics or between the target and maximum metrics was determined based on a linear sliding scale.

	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	30%	60%	120%

        For fiscal year 2010, in establishing the Incentive Plan, the Compensation Committee considered the fact that for the first half of fiscal 2010 our primary corporate goal was to increase revenue in excess of the market growth rate by gaining market share, while at the same time leveraging our fixed cost structure to generate higher earnings. As in the prior year, for fiscal year 2010, the Compensation Committee split the Incentive Plan into two six month performance periods, with the performance metrics focused on achieving revenue, non-GAAP gross margin and specified non-GAAP operating margin targets, in addition to a cash, customer satisfaction and units shipped metric. The weighting of the different metrics for the first half of fiscal year 2010 is set forth as follows.

	Revenue	Non-GAAP Operating Margin %	Non-GAAP Gross Margin %	Customer Satisfaction Metric	Cash Metric	Units Shipped Metric
President and Chief Executive Officer; Vice President and Chief Financial Officer	30%	30%	20%	10%	10%	N/A
Executive Vice President and General Manager, Front-End Solutions	20% (based on business unit)	40% (20% based on corporate and 20% based on business unit)	N/A	10%	N/A	30%
Senior Vice President, Sales and Marketing	40% (30% based on corporate and 10% based on business unit)	10% (based on business unit)	20%	N/A	N/A	30%
Senior Vice President, Worldwide Operations	30%	20%	30%	10%	10%	N/A

        For the first half of fiscal 2010, each executive officer's incentive award was consistent with the metrics set forth above, with the Company only making payments for the performance metrics that were achieved. Accordingly, the Chief Executive Officer (who was eligible to earn 50% of his annual base salary at target for the first half), and the Vice-President and Chief Financial Officer, Executive Vice President and General Manager, Front-End Solutions, Senior Vice President, Sales and Marketing, and Senior Vice President, Worldwide Operations (each of whom was eligible to earn 30% of his annual base salary at target for the first half) earned a first half incentive award equal to approximately 94%, 57%, 42%, 42% and 57% of his annual base salary, respectively. The Compensation Committee determined to pay, in lieu of cash, unrestricted common stock of the Company for the portion of each of the Named Executive Officer's first half short-term incentive earned above the target level. Accordingly, the Chief Executive Officer, the Vice-President and Chief Financial Officer, the Executive Vice President and General Manager, Front-End Solutions, Senior Vice President, Sales and Marketing, and the Senior Vice President, Worldwide Operations received approximately 47%, 47%, 28%, 29% and 47% of their respective first half incentive payments in the form of unrestricted common stock of the Company. In addition, in recognition of their contributions to the Company's performance during the first half of fiscal 2010, the Compensation Committee approved payments to approximately 800 other non-executive employees under non-executive incentive plans containing terms and conditions similar to the Incentive Plan. Consistent with the Incentive Plan (and other employee incentive plans), actual payments for the first six month performance period were capped at 80% of the award earned, with 20% of the award held back until the end of the fiscal year to ensure sustained financial performance. The amount held back was subsequently paid after the end of the fiscal year since the Company sustained its financial performance throughout fiscal year 2010.

        For the second half of fiscal year 2010, the Committee again established performance metrics based on achieving specified revenue and unit shipments, non-GAAP gross margin, non-GAAP operating margin targets and a cash and customer satisfaction metric. The weighting of the different metrics for the second half of fiscal year 2010 is set forth as follows.

	Revenue	Non-GAAP Operating Margin %	Non- GAAP Gross Margin %	Customer Satisfaction Metric	Cash Metric	Units Shipped Metric
President and Chief Executive Officer; Vice President and Chief Financial Officer	30%	30%	20%	10%	N/A	10%
Executive Vice President and General Manager, Front-End Solutions	20% (based on business unit)	40% (20% based on corporate and 20% based on business unit)	N/A	10%	N/A	30%
Senior Vice President, Sales and Marketing	40% (30% based on corporate and 10% based on business unit)	10% (based on business unit)	20%	N/A	N/A	30%
Senior Vice President, Worldwide Operations	30%	20%	30%	10%	10%	N/A

        In determining the weightings among the Named Executive Officers, the Compensation Committee's goal was to align the incentive compensation of each Named Executive Officer with the performance metrics such executive could most impact. For instance, the performance metrics for the Chief Executive Officer, Vice-President and Chief Financial Officer and Senior Vice President, Worldwide Operations were designed to focus such executives on improving the Company's competitive position and achieving profitable growth overall. The performance metrics for the Executive Vice President and General Manager, Front-End Solutions were designed to focus such executive on business unit performance (i.e., the ramping of new products and expansion of the customer base), and the performance metrics for the Senior Vice President, Sales and Marketing were designed to focus such executive on increasing revenue while at the same time increasing gross margin.

        In the second half of the year, the Company met or exceeded its targets. Accordingly, the Chief Executive Officer (who was eligible to earn 50% of his annual base salary at target for the second half), and the Vice-President and Chief Financial Officer, Executive Vice President and General Manager, Front-End Solutions, Senior Vice President, Sales and Marketing, and Senior Vice President, Worldwide Operations (each of whom was eligible to earn 30% of his annual base salary at target for the second half) earned a second half incentive award equal to approximately 87%, 52%, 56%, 53% and 48% of his annual base salary, respectively. The Compensation Committee determined to pay, in lieu of cash, unrestricted common stock of the Company for the portion of each of the Named Executive Officer's second half short-term incentive earned above the target level. Accordingly, the Chief Executive Officer, the Vice-President and Chief Financial Officer, the Executive Vice President and General Manager, Front-End Solutions, Senior Vice President, Sales and Marketing, and the Senior Vice President, Worldwide Operations each received approximately 43%, 43%, 47%, 44% and 37% of their respective second half incentive payments in the form of unrestricted common stock of the Company. In addition, the 20% "holdback" of the first half incentive was paid out to each executive officer due to the Company's sustained financial performance.

        For the full fiscal year, the total payments under the Incentive Plan to the Chief Executive Officer (who was eligible to earn 100% of his annual base salary at target for the year), and the Vice-President and Chief Financial Officer, the Executive Vice President and General Manager, Front-End Solutions,

the Senior Vice President, Sales and Marketing, and the Senior Vice President, Worldwide Operations (each of whom was eligible to earn 60% of his annual base salary at target for the year) earned approximately 182%, 109%, 98%, 96% and 104% of his annual base salary, respectively.

        The target financial performance metrics established by the Compensation Committee under the Incentive Plan are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the Company. The maximum financial performance metrics established by the Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Committee believes should be rewarded. The Compensation Committee retains the discretion, based on the recommendation of the Chief Executive Officer, to make payments even if the threshold performance metrics are not met or to make payments in excess of the maximum level if the Company's performance exceeds the maximum metrics. The Compensation Committee believes it is appropriate to retain this discretion in order to make short-term incentive awards in extraordinary circumstances.

  Long-Term Stock-Based Compensation

        The Compensation Committee generally makes stock-based compensation awards to executive officers on an annual basis. Stock-based compensation awards are intended to align the interests of our executive officers with stockholders, and reward them for increases in stockholder value over long periods of time (i.e., greater than one year). It is the Company's practice to make stock-based compensation awards to executive officers in November of each year at a pre-scheduled Compensation Committee meeting. For fiscal year 2010, the Compensation Committee made awards to executive officers, including certain Named Executive Officers, on November 10, 2009, at a regularly scheduled Compensation Committee meeting. Stock options awarded to executive officers at the meeting had an exercise price equal to the closing price of the Company's common stock on the meeting date.

        In making stock-based compensation awards to certain executive officers for fiscal year 2010, the Compensation Committee first reviewed the Comparator Group data to determine the percentage of the outstanding number of shares that are typically used for employee compensation programs. The Compensation Committee then set the number of Skyworks shares of common stock that would be made available for executive officer awards at approximately the median of the Comparator Group based on the business need, internal and external circumstances and RiskMetrics/ISS guidelines. The Compensation Committee then reviewed the Comparator Group by executive position to determine the allocation of the available shares among the executive officers. The Compensation Committee then attributed a long-term equity-based compensation value to each executive officer. One-half of that value was converted to a number of stock options using an estimated Black-Scholes value, and the remaining half of the value was converted to a number of performance share awards (at target) based on the fair market value of the common stock. The Compensation Committee's rationale for awarding performance shares is to further align the executive's interest with those of the Company's stockholders by using equity-awards that will vest only if the Company achieves a pre-established performance metric(s).

  Other Compensation and Benefits

        We also provide other benefits to our executive officers that are intended to be part of a competitive overall compensation program and are not tied to any company performance criteria. Consistent with the Compensation Committee's goal of ensuring that executive compensation is perceived as fair to all stakeholders, the Company offers medical plans, dental plans, vision plans, life insurance plans and disability insurance plans to executive officers under the same terms as such benefits are offered to all other employees. Additionally, executive officers are permitted to participate in the Company's 401(k) Savings and Investment Plan and Employee Stock Purchase Plan under the same terms as all other employees. The Company does not provide executive officers with any enhanced retirement benefits (i.e., executive officers are subject to the same limits on contributions as other employees, as the Company does not offer any SERP or other similar non-qualified deferred compensation plan), and they are eligible for 401(k) company-match contributions under the same terms as other employees.

        Although certain Named Executive Officers were historically provided an opportunity to participate in the Company's Executive Compensation Plan (the "Executive Compensation Plan")—an unfunded, non-qualified deferred compensation plan, under which participants were allowed to defer a portion of their compensation—as a result of deferred compensation legislation under Section 409A of the IRC, effective December 31, 2005, the Company no longer permits employees to make contributions to the plan. Although the Company had discretion to make additional contributions to the accounts of participants while the Executive Compensation Plan was active, it never did so.

  Severance and Change of Control Benefits

        None of our executive officers, including the Named Executive Officers, has an employment agreement that provides a specific term of employment with the Company. Accordingly, the employment of any such employee may be terminated at any time. We do provide certain benefits to our Named Executive Officers upon certain qualifying terminations and in connection with terminations under certain circumstances following a change of control. A description of the material terms of our severance and change of control arrangements with the Named Executive Officers can be found under the "Potential Payments Upon Termination or Change of Control" section below.

        The Company believes that severance protections can play a valuable role in recruiting and retaining superior talent. Severance and other termination benefits are an effective way to offer executives financial security to incent them to forego an opportunity with another company. These agreements also protect the Company as the Named Executive Officers are bound by restrictive non-compete and non-solicit covenants for two years after termination of employment. Outside of the change in control context, severance benefits are payable to the Named Executive Officers if their employment is involuntarily terminated by the Company without cause, or if a Named Executive Officer terminates his own employment for a good reason (as defined in the agreement). In addition, provided he forfeits certain equity awards and agrees to serve on the Company's Board of Directors for a minimum of two years, the Chief Executive Officer is entitled to certain severance benefits upon termination of his employment for any reason. The Compensation Committee believes that this provision facilitates his retention with the Company. The level of each Named Executive Officer's severance or other termination benefit is generally tied to his respective annual base salary and targeted short-term incentive opportunity (or past short-term incentive earned).

        Additionally, the Named Executive Officers would receive enhanced severance and other benefits if their employment terminated under certain circumstances in connection with a change in control of the Company. These benefits are described in detail under the "Potential Payments Upon Termination or Change of Control" section below. The Named Executive Officers are also entitled to receive a tax gross-up payment (with a $500,000 cap for Named Executive Officers other than the Chief Executive Officer) if they become subject to the 20% golden parachute excise tax imposed by Section 4999 of the IRC, as the Company believes that the executives should be able to receive their contractual rights to severance without being subject to punitive excise taxes. The Company further believes these enhanced severance benefits are appropriate because the occurrence, or potential occurrence, of a change in control transaction would likely create uncertainty regarding the continued employment of each Named Executive Officer, and these enhanced severance protections encourage the Named Executive Officers to remain employed with the Company through the change in control process and to focus on enhancing stockholder value both before and during the change in control process.

        Lastly, each Named Executive Officer's outstanding unvested stock options and restricted stock awards fully vest upon the occurrence of a change in control. In addition, each outstanding performance share award shall be deemed earned as to the greater of (a) the "target" level or (b) the number of shares that would have been deemed earned under the award as of the day prior to the change in control. The Company believes this accelerated vesting is appropriate given the importance of long-term equity awards in our executive compensation program and the uncertainty regarding the continued employment of Named Executive Officers that typically occurs in a change in control context. The Company's view is that this vesting protection helps assure the Named Executive Officers that they will not lose the expected value of their equity awards because of a change in control of the Company and encourages the Named Executive Officers to remain employed with the Company through the change in control process and to focus on enhancing stockholder value both before and during the process.

Compensation Tables for Named Executive Officers

  Summary Compensation Table

        The following table summarizes compensation earned by, or awarded or paid to, our Named Executive Officers for fiscal year 2010, fiscal year 2009 and fiscal year 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Aldrich	2010	$609,000	$1,508,750	$1,109,614	$1,106,510	$12,879	$4,346,753
President and Chief Executive Officer	2009	$598,077	$1,270,500	$964,921	$653,750	$12,879	$3,500,127
	2008	$583,404	$3,920,715	$684,714	$1,048,220	$12,191	$6,249,244
Donald W. Palette	2010	$338,500	$506,940	$355,076	$368,874	$11,500	$1,580,890
Vice President and Chief Financial	2009	$327,692	$398,090	$289,476	$215,738	$11,471	$1,242,467
Officer	2008	$305,769	$452,985	$76,079	$328,138	$12,199	$1,175,170
Gregory L. Waters	2010	$390,000	$506,940	$355,076	$382,434	$10,942	$1,645,392
Executive Vice President and General	2009	$378,846	$440,440	$321,640	$270,085	$10,025	$1,421,036
Manager, Front-End Solutions	2008	$370,635	$637,988	$190,198	$397,347	$9,464	$1,605,632
Liam K. Griffin	2010	$357,500	$506,940	$355,076	$341,653	$28,108	$1,589,277
Senior Vice President, Sales and	2009	$352,923	$440,440	$321,640	$295,148	$44,888	$1,455,039
Marketing	2008	$344,000	$1,262,588	$190,198	$365,526	$82,132	$2,244,444
Bruce J. Freyman	2010	$355,500	$470,730	$332,884	$371,307	$10,942	$1,541,363
Senior Vice President, Worldwide	2009	$350,923	$398,090	$289,476	$240,680	$11,772	$1,290,941
Operations	2008	$343,000	$719,929	$171,179	$335,879	$11,218	$1,581,205

(1)
The amounts in the Stock Awards and Option Awards columns represent the grant date fair values, computed in accordance with the provisions of ASC 718-Compensation—Stock Compensation ("ASC 718") of performance share awards, restricted stock and stock options awarded during the applicable fiscal year, with estimated forfeiture rates applied to restricted stock and stock option awards. For fiscal years 2009 and 2010, the maximum grant date fair values of the Stock Awards would be two times (2 x) the amount shown in the table. For a description of the assumptions used in calculating the fair value of equity awards under ASC 718, see Note 11 of the Company's financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on November 29, 2010. The amount in the Stock Awards column for fiscal year 2009 excludes the incremental grant date fair market value of the 2009 Replacement Awards as follows: Mr. Aldrich ($775,200), Mr. Palette ($90,440), Mr. Waters ($103,360), Mr. Griffin ($258,400) and Mr. Freyman ($129,200). The amount in the Stock Awards column for fiscal year 2008 includes the original grant date fair market value of the 2007 PSAs: Mr. Aldrich ($3,123,000), Mr. Palette ($364,350), Mr. Waters ($416,400), Mr. Griffin ($1,041,000) and Mr. Freyman ($520,500). See footnote 9 of the "Outstanding Equity Awards at Fiscal Year End Table" below for detailed information regarding the 2009 Replacement Awards and 2007 PSAs.

(2)
Reflects amounts paid to the Named Executive Officers pursuant to the Incentive Plan. For the first and second half of fiscal year 2010, as well as the second half of fiscal years 2008 and 2009, the portion of the Incentive Plan attributable to Company performance above the "target" performance metric was paid in the form of unrestricted common stock of the Company as follows: Mr. Aldrich (FY 2008: $248,500; FY 2009: $270,000; FY 2010: $497,500), Mr. Palette (FY 2008: $77,800; FY 2009: $89,100; FY 2010: $165,800), Mr. Waters (FY 2008: $80,900; FY 2009: $102,600; FY 2010: $148,400,), Mr. Griffin (FY 2008: $87,300; FY 2009: $95,600; FY 2010: $127,200) and Mr. Freyman (FY 2008: $64,800; FY 2009:

  $95,000; FY 2010: $158,000). The number of shares awarded in lieu of cash was based on the fair market value of the Company's common stock on November 4, 2008, November 10, 2009, May 11, 2010 and November 9, 2010, the respective dates that Incentive Plan payments were approved by the Compensation Committee.

(3)
"All Other Compensation" includes the Company's contributions to the executive's 401(k) plan and the cost of group term life insurance premiums. Mr. Griffin's amount includes subsidized mortgage and other relocation expenses of $72,831, $34,548 and $17,768 for fiscal years 2008, 2009 and 2010, respectively.

  Grants of Plan-Based Awards Table

        The following table summarizes all grants of plan-based awards made to the Named Executive Officers in fiscal year 2010, including incentive awards payable under our Fiscal Year 2010 Executive Incentive Plan.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Aldrich President and Chief Executive Officer	11/10/2009	$304,500	$609,000	$1,218,000	62,500	125,000	250,000	—	250,000	$12.07	$2,618,364
Donald W. Palette Vice President and Chief Financial Officer	11/10/2009	$101,550	$203,100	$406,200	21,000	42,000	84,000	—	80,000	$12.07	$862,016
Gregory L. Waters Executive Vice President and General Manager, Front-End Solutions	11/10/2009	$117,000	$234,000	$468,000	21,000	42,000	84,000	—	80,000	$12.07	$862,016
Liam K. Griffin Senior Vice President, Sales and Marketing	11/10/2009	$107,250	$214,500	$429,000	21,000	42,000	84,000	—	80,000	$12.07	$862,016
Bruce J. Freyman Senior Vice President, Worldwide Operations	11/10/2009	$106,650	$213,300	$426,600	19,500	39,000	78,000	—	75,000	$12.07	$803,614

(1)
Actual performance between the Threshold and Target metrics are paid on a linear sliding scale beginning at the Threshold percentage and moving up to the Target percentage. The same linear scale applies for performance between Target and Maximum metrics. The amounts actually paid to the Named Executive Officers under the Incentive Plan are shown above in the "Summary Compensation Table" above under "Non-Equity Incentive Plan Compensation." For fiscal year 2010, the portion of the Incentive Plan payment attributable to Company performance above the Target level for both the first and second half of the fiscal year was paid to the Named Executive Officers in the form of unrestricted common stock of the Company.

(2)
Represents performance share awards made on November 10, 2009, under the Company's 2005 Long-Term Incentive Plan (the "FY10 PSA"). The FY10 PSAs have both "performance" and "continued employment" conditions that must be met in order for the executive to receive shares underlying the award. The "performance" condition required that the Company achieve certain pre-established non-GAAP operating margin metrics (i.e., "minimum," "target" and "maximum" non-GAAP operating margin levels), with the "minimum" number of shares equal to one-half (1/2) the "target" share level, and the "maximum" number of shares equal to two times (2x) the "target" share level. For purposes of the FY10 PSAs, the "non-GAAP operating margin" meant the Company's non-GAAP operating margin for Fiscal Year 2010 as reported publicly by the Company following the fiscal year end. Actual Company performance between the "minimum" and the "maximum" performance metrics was to be determined based on a linear sliding scale. The "continued employment" condition of the FY10 PSAs provides that, to the extent that the non-GAAP operating margin performance metric is met for the fiscal year, then one-third (33%) of the total shares for which the performance metric was met would be issuable to the executive on the first anniversary of the grant date, the next one-third (33%) of such shares would be issuable to the executive on the second anniversary of the grant date (the "Second Issuance Date"), and the final one-third (33%) of such shares would be issuable to the executive on the third anniversary of the grant date (the "Third Issuance Date"), provided that the executive continues employment with the Company through each such vesting date(s). In the event of termination by reason of death or permanent disability, the holder of an FY10 PSA (or his or her estate) would receive any shares that would have been issuable thereunder during the remaining term of the award (i.e., earned but unissued shares).

(3)
The options vest over four years at a rate of 25% per year commencing one year after the date of grant, provided the executive remains employed by the Company. Options may not be exercised beyond three months after the executive ceases to be employed by the Company, except in the event of termination by reason of death or permanent disability, in which event the option may be exercised for specific periods not exceeding one year following termination.

(4)
Stock options awarded to executive officers had an exercise price equal to the closing price of the Company's common stock on the grant date.

(5)
Amount reflects the grant date fair values of stock options and performance share awards granted on November 10, 2009, computed in accordance ASC 718.

  Outstanding Equity Awards at Fiscal Year End Table

        The following table summarizes the unvested stock awards and all stock options held by the Named Executive Officers as of the end of Fiscal Year 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David J. Aldrich	75,000	0		0	$28.938	10/6/10	210,000	(2)	$4,336,500	466,666	$9,636,653
President and Chief	65,000	0		0	$13.563	4/4/11
Executive Officer	175,000	0		0	$12.650	4/25/12
	365,000	0		0	$9.180	1/7/14
	274,254	0	(3)	0	$8.930	11/10/14
	62,500	0	(4)	0	$4.990	11/8/12
	187,500	62,500	(5)	0	$6.730	11/7/13
	90,000	90,000	(6)	0	$9.330	11/6/14
	75,000	225,000	(10)	0	$7.180	11/4/15
	0	250,000	(11)	0	$12.070	11/10/16
Donald W. Palette	0	50,000	(7)	0	$7.500	8/20/14	30,417	(2)	$628,104	119,555	$2,468,811
Vice President and	0	10,000	(6)	0	$9.330	11/6/14
Chief Financial Officer	0	67,500	(10)	0	$7.180	11/4/15
	0	80,000	(11)	0	$12.070	11/10/16
Gregory L. Waters	100,000	0		0	$9.180	1/7/14	36,667	(2)	$757,167	128,444	$2,652,369
Executive Vice President	64,530	0	(3)	0	$8.930	11/10/14
and General Manager,	0	18,750	(5)	0	$6.730	11/7/13
Front-End Solutions	25,000	25,000	(6)	0	$9.330	11/6/14
	0	75,000	(10)	0	$7.180	11/4/15
	0	80,000	(11)	0	$12.070	11/10/16
Liam K. Griffin	100,000	0		0	$24.780	9/7/11	66,667	(2)	$1,376,667	158,444	$3,271,869
Senior Vice President,	0	18,750	(5)	0	$6.730	11/7/13
Sales and Marketing	0	25,000	(6)	0	$9.330	11/6/14
	0	75,000	(10)	0	$7.180	11/4/15
	0	80,000	(11)	0	$12.070	11/10/16
Bruce J. Freyman	50,000	0	(8)	0	$5.120	5/2/15	40,000	(2)	$826,000	124,055	$2,561,736
Senior Vice President,	40,000	0	(4)	0	$4.990	11/8/12
Worldwide Operations	45,000	15,000	(5)	0	$6.730	11/7/13
	22,500	22,500	(6)	0	$9.330	11/6/14
	22,500	67,500	(10)	0	$7.180	11/4/15
	0	75,000	(11)	0	$12.070	11/10/16

(1)
Reflects a price of $20.65 per share, which was the closing sale price of the Company's common stock on the NASDAQ Global Select Market on October 1, 2010.

(2)
Other than Mr. Palette's restricted stock grant on August 20, 2007, which was made as part of a new hire grant package and vests 25% per year over four years, unvested restricted shares shown are comprised of (a) two-thirds (66%) of the November 6, 2007 grant and (b) 100% of the 2009 Replacement RSAs (as described in footnote 9 below). The restricted stock awards made on November 6, 2007 had both performance and service based vesting conditions. The performance condition allowed for accelerated vesting of an award as of the first anniversary, second anniversary and, if not previously accelerated, the third anniversary of the grant date. Specifically, if the Company's stock performance met or exceeded the 60th percentile of its selected peer group for the years ended on each of the first three anniversaries of the grant date, then one-third of the award vests upon each anniversary (up to 100%). If the restricted stock recipient met the service condition but not the performance condition in years one, two, three and four, the restricted stock would have vested in three equal installments on the second, third and fourth anniversaries of the grant date. In November 2008, the first third (33%) of the November 6, 2007 grant vested as a result of a performance accelerator triggered as the Company exceeded the 60th percentile of its peers on the basis of stock performance. On November 6, 2009, another third (33%) of such grant vested as a result of a performance accelerator triggered as the Company exceeded the 60th percentile of its peers. In addition, the last third (33%) of such grant vested on November 6, 2009 as a result of the passage of time.

(3)
These options were granted on November 10, 2004, and vested at a rate of 25% per year until they became fully vested on November 10, 2008.

(4)
These options were granted on November 8, 2005, and vested at a rate of 25% per year until they became fully vested on November 8, 2009.

(5)
These options were granted on November 7, 2006, and vested at a rate of 25% per year until they became fully vested on November 7, 2010.

(6)
These options were granted on November 6, 2007, and vest at a rate of 25% per year until fully vested on November 6, 2011.

(7)
These options were granted on August 20, 2007, and vest at a rate of 25% per year until fully vested on August 20, 2011.

(8)
These options were granted on May 2, 2005, and vested at a rate of 25% per year until they became fully vested on May 2, 2009.

(9)
Reflects the FY10 PSAs (as described in footnote 2 of the "Grants of Plan-Based Awards Table" above) and 2009 Replacement PSAs awarded to the Named Executive Officers on November 10, 2009, and June 10, 2009, respectively, both at the "target" level, as well as two-thirds (66%) of the FY09 PSAs awarded on November 4, 2008 at the actual shares earned. Other than having a different "non-GAAP operating margin" performance metric applicable for fiscal year 2009, the FY09 PSAs have the same terms and conditions as the FY10 PSAs described in footnote 2 of the "Grants of Plan-Based Awards Table" above. With respect to the FY09 PSAs, the Company achieved 95.8% of the "maximum" non-GAAP operating margin for fiscal year 2009 and, accordingly, on November 4, 2009, the Company issued one-third of each executive's earned shares, and held back the other two-thirds of such earned shares for possible issuance on the Second and Third Issuance Dates provided the executive meets the continued employment condition. Similarly, regarding the FY10 PSAs, the Company achieved 100% of the "maximum" non-GAAP operating margin for fiscal year 2010 and, accordingly, on November 10, 2010, the Company issued one-third of each executive's earned shares, and held back the other two-thirds of such earned shares for possible issuance on the Second and Third Issuance Dates provided the executive meets the continued employment condition.

On June 4, 2009, each Named Executive Officer had the opportunity to forfeit an outstanding performance share award dated November 6, 2007, that such executive had previously been granted (the "2007 PSA") and receive, in its place, the following equity awards:

               (1)        a restricted stock award (the "2009 Replacement RSA") covering shares equal to the "Threshold/Nominal" tranche of shares of the Company's common stock that could be earned under the executive's 2007 PSA, which shares would vest on November 6, 2010, provided the Named Executive Officer continued his employment with the Company through such date, and

               (2)        an IRC Section 162(m) compliant performance share award (the "2009 Replacement PSA", and together with the 2009 Replacement RSA, the "2009 Replacement Awards") pursuant to which the executive would receive a number of shares of the Company's common stock equal to the aggregate amount of the "target" and "maximum/stretch" tranches of shares of the Company's common stock that could be earned under the 2007 PSA, if certain conditions are satisfied.

  Each of the Named Executive Officers accepted the Company's offer and agreed to have his 2007 PSA cancelled and replaced with the 2009 Replacement Awards. The maximum number of shares issued under the 2009 Replacement Awards for each Named Executive Officer on June 10, 2009, was equal to the maximum number of shares that would have been issuable to such executive under his cancelled 2007 PSA. The 2009 Replacement Awards consisted of (a) the 2009 Replacement RSAs that vested on November 6, 2010, as follows: Mr. Aldrich (150,000 shares), Mr. Palette (17,500 shares), Mr. Waters (20,000 shares), Mr. Griffin (50,000 shares) and Mr. Freyman (25,000 shares); and (b) the 2009 Replacement PSAs as follows (which represents the number of shares that could have been received under each such executive's 2007 PSA if the "maximum/stretch" tranches of shares were earned): Mr. Aldrich (300,000 shares), Mr. Palette (35,000 shares), Mr. Waters (40,000 shares), Mr. Griffin (100,000 shares) and Mr. Freyman (50,000 shares). The 2009 Replacement PSAs have both "relative stock performance" and "continued employment" conditions that must be met in order for the executive to receive any shares underlying the award. The "relative stock performance" condition provided that if the percentage change in the price of Skyworks' common stock as compared to a "peer group" of companies during a specified "measuring period" exceeded the 60th percentile of such peer group, then the "target" price level change would have been met and 50% of the total shares covered by the PSA would be earned, subject to the continued employment condition. If the percentage change in the price of Skyworks' common stock exceeded the 70th percentile of the peer group then the "maximum" price level change would have been met and 100% of the shares subject to the PSA would be earned, subject to the continued employment condition. The percentage change in the price of the common stock of the Company, as well as each member of the Peer Group, during the Measurement Period was determined by comparing (x) the average of such entity's stock price for the ninety (90) day period beginning on November 6, 2007 to (y) the average of the entity's stock price for the ninety (90) day period ending on November 6, 2010. For purposes of calculating the average price of the common stock of an entity during such ninety (90) day periods, only "trading days" (days on which the NASDAQ Global Select Market is open for trading) were used in such calculation, and trading volume on any such trading day was not factored into such calculation. For purposes of the 2009 Replacement PSAs, the "Measurement Period" was deemed to have started on November 6, 2007, and ended on November 6, 2010. The "continued employment" condition provides that, if the relative stock price performance condition is met for either the "target" or "maximum" level, then 50% of the total shares for which the relative stock price performance metric was met would be issuable to the executive on November 6, 2010, and the other 50% of such total shares would be issuable to the executive on or about November 6, 2011, provided that the executive is employed with Skyworks through such date(s). In the event of termination by reason of death or permanent disability after the measurement date of a 2009 Replacement PSA (but before shares are issued), the holder (or his or her estate) would receive the number of shares that would have been issuable thereunder based on the actual performance of the Company. In November 2010, the Company determined that the change in the price of the Company's common stock had exceeded the 70th percentile of its Peer Group and as a result the "maximum" relative stock performance level had been met and therefore 100% of the shares subject to the PSA were eligible for issuance subject to the continued employment condition. On November 6, 2010, the Company issued one-half of each executive's earned shares.

(10)
These options were granted on November 4, 2008, and vest at a rate of 25% annually through November 4, 2012.

(11)
These options were granted on November 10, 2009, and vest at a rate of 25% annually through November 10, 2013.

  Option Exercises and Stock Vested Table

        The following table summarizes the Named Executive Officers' option exercises and stock award vesting during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David J. Aldrich	417,500	$3,700,024	155,834	$1,710,565
President and Chief Executive Officer
Donald W. Palette	94,500	$930,850	42,944	$500,748
Vice President and Chief Financial Officer
Gregory L. Waters	181,250	$2,055,903	49,888	$543,342
Executive Vice President and General Manager, Front-End Solutions
Liam K. Griffin	348,280	$2,793,826	49,888	$543,342
Senior Vice President, Sales and Marketing
Bruce J. Freyman	100,000	$1,393,270	45,028	$490,339
Senior Vice President, Worldwide

(1)
Reflects restricted stock that vested on November 6, 2009, for Mr. Aldrich (60,000 shares), Mr. Waters (16,666 shares), Mr. Griffin (16,666 shares) and Mr. Freyman (15,000 shares). For Mr. Palette, the table includes restricted stock that vested on November 6, 2009 (6,666 shares) and August 20, 2010 (6,250 shares). In addition, the amount reflects one-third of the FY09 PSAs that were issued on November 4, 2009 to Mr. Aldrich (95,834 shares), Mr. Palette (30,028), Mr. Waters (33,222 shares), Mr. Griffin (33,222 shares) and Mr. Freyman (30,028 shares).

(2)
Represents the aggregate fair market value of the stock awards on the applicable vesting dates.

Nonqualified Deferred Compensation Table

        In prior fiscal years, certain executive officers were provided an opportunity to participate in the Company's Executive Compensation Plan, an unfunded, non-qualified deferred compensation plan, under which participants were allowed to defer a portion of their compensation, as a result of deferred compensation legislation under Section 409A of the IRC. The Company has not permitted employees to make contributions to the Executive Compensation Plan since December 31, 2005. Mr. Aldrich is the only Named Executive Officer that participated in the Executive Compensation Plan. Mr. Aldrich's contributions are credited with earnings/losses based upon the performance of the investments he selects. Upon retirement, as defined in the Executive Compensation Plan, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant. Although the Company had discretion to make additional contributions to the accounts of participants while it was active, it never made any company contributions.

        The following table summarizes the aggregate earnings in the fiscal year 2010 for Mr. Aldrich under the Executive Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
David J. Aldrich,	$0	$0	$78,011	$0	$700,480
President and Chief Executive Officer

(1)
Balance as of October 1, 2010. This amount is comprised of Mr. Aldrich's individual contributions and the return/(loss) generated from the investment of those contributions.

Potential Payments Upon Termination or Change of Control

  Chief Executive Officer

        In January 2008, the Company entered into an amended and restated Change of Control / Severance Agreement with Mr. Aldrich (the "Aldrich Agreement"). The Aldrich Agreement sets out severance benefits that become payable if, within two (2) years after a change of control, Mr. Aldrich either (i) is involuntarily terminated without cause or (ii) voluntarily terminates his employment. The severance benefits provided to Mr. Aldrich in such circumstances will consist of the following: (i) a payment equal to two and one-half (2 1/2) times the sum of (A) his annual base salary immediately prior to the change of control and (B) his annual short-term incentive award (calculated as the greater of (x) the average short-term incentive awards received for the three years prior to the year in which the change of control occurs or (y) the target annual short incentive award for the year in which the change of control occurs); (ii) all then outstanding stock options will remain exercisable for a period of thirty (30) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) continued medical benefits for a period of eighteen (18) months after the termination date. The foregoing payments are subject to a gross-up payment for any applicable excise taxes incurred under Section 4999 of the IRC. Additionally, in the event of a change of control, Mr. Aldrich's Agreement provides for full acceleration of the vesting of all then outstanding stock options and restricted stock awards and partial acceleration of any outstanding performance share awards ("PSAs").

        The Aldrich Agreement also sets out severance benefits outside of a change of control that become payable if, while employed by the Company, Mr. Aldrich either (i) is involuntarily terminated without cause or (ii) terminates his employment for good reason. The severance benefits provided to Mr. Aldrich under either of these circumstances will consist of the following: (i) a payment equal to two (2) times the sum of (A) his annual base salary immediately prior to such termination and (B) his annual short-term incentive award (calculated as the greater of (x) the average short-term incentive awards received for the three years prior to the year in which the termination occurs or (y) the target annual short-term incentive award for the year in which the termination occurs); and (ii) full acceleration of the vesting of all outstanding stock options and restricted stock awards, with such stock options to remain exercisable for a period of two (2) years after the termination date (but not beyond the expiration of their respective maximum terms), and, with respect to any PSAs outstanding, shares subject to such award would have been deemed earned to the extent any such shares would have been earned pursuant to the terms of such award as of the day prior to the date of such termination (without regard to any continued service requirement) (collectively, "Severance Benefits"). In the event of Mr. Aldrich's death or disability, all outstanding stock options will vest in full and remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).

        In addition, the Aldrich Agreement provides that if Mr. Aldrich voluntarily terminates his employment after January 1, 2010, subject to certain notice requirements and his availability to continue to serve on the Board of Directors of the Company and as chairman of a committee thereof for up to two (2) years, he shall be entitled to the Severance Benefits; provided however, that all Company stock options, stock appreciation rights, restricted stock, and any other equity-based awards, which were both (a) granted to him in the eighteen (18) month period prior to such termination and (b) scheduled to vest more than two (2) years from the date of such termination, will be forfeited.

        The Aldrich Agreement is intended to be compliant with Section 409A of the IRC. Additionally, the Aldrich Agreement requires Mr. Aldrich to sign a release of claims in favor of the Company before he is eligible to receive any benefits under the agreement, and contains non-compete and non-solicitation provisions applicable to him while he is employed by the Company and for a period of twenty-four (24) months following the termination of his employment.

        After the fiscal year end, on November 23, 2010, the Company modified the Aldrich Agreement as follows: (1) the initial term of the Agreement was extended for three (3) years until January 22, 2014, at which time the Agreement will renew on an annual basis for up to five (5) additional one year periods, unless at least 90 days prior to the end of the initial term or the then-current additional term, either party provides written notice that the Aldrich Agreement should not be extended; and (2) in order to ensure that any PSAs issued to Mr. Aldrich continue to be treated as performance based compensation under Section 162(m) of the IRC, the Agreement was amended such that if Mr. Aldrich is involuntarily terminated or terminates his employment for good reason or for no reason, he will be entitled to receive only the number of performance shares under outstanding PSAs that he would have received had he actually remained employed through the end of the performance period applicable to such PSAs. All other terms and conditions of the Agreement remain the same.

  Other Named Executive Officers

        In January 2008, the Company entered into Change of Control / Severance Agreements with each of Bruce J. Freyman, Liam K. Griffin, Donald W. Palette and Gregory L. Waters (each a "COC Agreement"). Each COC Agreement sets out severance benefits that become payable if, within twelve (12) months after a change of control, the executive either (i) is involuntarily terminated without cause or (ii) terminates his employment for good reason. The severance benefits provided to the executive in such circumstances will consist of the following: (i) a payment equal to two (2) times the sum of (A) his annual base salary immediately prior to the change of control and (B) his annual short-term incentive award (calculated as the greater of (x) the average short-term incentive awards received for the three years prior to the year in which the change of control occurs or (y) the target annual short-term incentive award for the year in which the change of control occurs); (ii) all then outstanding stock options will remain exercisable for a period of eighteen (18) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) continued medical benefits for eighteen (18) months after the termination date. The foregoing payments are subject to a gross-up payment limited to a maximum of $500,000 for any applicable excise taxes incurred under Section 4999 of the IRC. Additionally, in the event of a change of control, each COC Agreement provides for full acceleration of the vesting of all then outstanding stock options and restricted stock awards and partial acceleration of any outstanding performance share awards. In the case of Mr. Freyman's COC Agreement, the severance payment due will be paid out in bi-weekly installments over a twelve (12) month period.

        Each COC Agreement also sets out severance benefits outside a change of control that become payable if, while employed by the Company, the executive is involuntarily terminated without cause. The severance benefits provided to the executive under such circumstance will consist of the following: (i) a payment equal to the sum of (x) his annual base salary and (y) any short-term incentive award then due; and (ii) all then vested outstanding stock options will remain exercisable for a period of twelve (12) months after the termination date (but not beyond the expiration of their respective maximum terms). In the case of Mr. Freyman's COC Agreement, any severance payment due will be paid out in bi-weekly installments over a twelve (12) month period. In the event of the executive's death or disability, all outstanding stock options will vest and remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).

        Each COC Agreement is intended to be compliant with Section 409A of the IRC and has an initial two (2) year term, which is thereafter renewable on an annual basis for up to five (5) additional years upon mutual agreement of the Company and the executive. Additionally, each COC Agreement requires that the executive sign a release of claims in favor of the Company before he is eligible to receive any benefits under the agreement, and, except for Mr. Freyman's COC Agreement, each contains non-compete and non-solicitation provisions applicable to the executive while he is employed by the Company and for a period of twenty-four (24) months following the termination of his employment. Mr. Freyman's COC Agreement contains non-solicitation provisions applicable to him while he is employed by the Company and for a period of twelve (12) months following the termination of his employment.

        The terms "change in control," "cause," and "good reason" are each defined in the COC Agreements. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of Skyworks; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors of Skyworks; (iii) the acquisition of Skyworks by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation or dissolution of Skyworks. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of Skyworks; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in base compensation or authority, duties or responsibility, (ii) a material change in office location, or (iii) any action or inaction constituting a material breach by Skyworks of the terms of the agreement.

        The following table summarizes payments and benefits that would be made to the Named Executive Officers under their change of control/severance agreements with the Company in the following circumstances as of October 1, 2010:

  •
  termination without cause or for good reason in the absence of a change of control;

  •
  termination without cause or for good reason after a change of control;

  •
  after a change of control not involving a termination of employment for good reason or for cause; and

  •
  in the event of termination of employment because of death or disability.

        The following table does not reflect any equity awards made after October 1, 2010.

Name	Benefit	Before Change in Control: Termination w/o Cause or for Good Reason(1)	After Change in Control: Termination w/o Cause or for Good Reason(1)	Upon Change in Control(1)	Death/ Disability(1)
David J. Aldrich	Salary and Short-Term Incentive(4)	$3,090,320	$3,862,900	$0	$0
President and Chief	Accelerated Options	$7,064,550	$7,064,550	$7,064,550	$7,064,550
Executive Officer(2)(5)	Accelerated Restricted Stock	$3,097,500	$3,097,500	$3,097,500	$3,097,500
	Accelerated Performance Shares	$15,315,403	$15,315,403	$15,315,403	$15,315,403
	Medical	$0	$20,971	$0	$0
	Excise Tax Gross-Up(3)	$0	$1,892,596	$0	$0

	TOTAL	$28,567,773	$31,253,920	$25,477,453	$25,477,453

Donald W. Palette	Salary and Short-Term Incentive(4)	$642,750	$1,285,500	$0	$0
Vice President and Chief	Accelerated Options	$0	$2,366,325	$2,366,325	$2,366,325
Financial Officer	Accelerated Restricted Stock	$0	$490,438	$490,438	$490,438
	Accelerated Performance Shares	$0	$3,697,486	$3,697,486	$3,697,486
	Medical	$0	$23,650	$0	$0
	Excise Tax Gross-Up(3)	$0	$500,000	$0	$0

	TOTAL	$642,750	$8,363,399	$6,554,249	$6,554,249

Gregory L. Waters	Salary and Short-Term Incentive(4)	$739,955	$1,479,911	$0	$0
Executive Vice President	Accelerated Options	$0	$2,240,650	$2,240,650	$2,240,650
and General Manager,	Accelerated Restricted Stock	$0	$413,000	$413,000	$413,000
Front-End Solutions	Accelerated Performance Shares	$0	$3,932,669	$3,932,669	$3,932,669
	Medical	$0	$23,650	$0	$0
	Excise Tax Gross-Up(3)	$0	$500,000	$0	$0

	TOTAL	$739,955	$8,589,880	$6,586,319	$6,586,319

Liam K. Griffin	Salary and Short-Term Incentive(4)	$691,609	$1,383,218	$0	$0
Senior Vice President,	Accelerated Options	$0	$2,240,650	$2,240,650	$2,240,650
Sales and Marketing	Accelerated Restricted Stock	$0	$1,032,500	$1,032,500	$1,032,500
	Accelerated Performance Shares	$0	$5,171,669	$5,171,669	$5,171,669
	Medical	$0	$23,650	$0	$0
	Excise Tax Gross-Up(3)	$0	$500,000	$0	$0

	TOTAL	$691,609	$10,351,687	$8,444,819	$8,444,819

Bruce J. Freyman	Salary and Short-Term Incentive(4)	$671,455	$1,342,910	$0	$0
Senior Vice President,	Accelerated Options	$0	$2,016,225	$2,016,225	$2,016,225
Worldwide Operations	Accelerated Restricted Stock	$0	$516,250	$516,250	$516,250
	Accelerated Performance Shares	$0	$3,883,336	$3,883,336	$3,883,336
	Medical	$0	$20,971	$0	$0
	Excise Tax Gross-Up(3)	$0	$500,000	$0	$0

	TOTAL	$671,455	$8,279,692	$6,415,811	$6,415,811

(1)
Reflects a price of $20.65 per share, which was the closing sale price of the Company's common stock on the NASDAQ Global Select Market on October 1, 2010. Excludes Mr. Aldrich's contributions to deferred compensation plan as there have been no employer contributions.

(2)
"Good Reason" termination in change in control circumstances for Mr. Aldrich includes voluntarily terminating employment following such change in control.

(3)
Other than Mr. Aldrich, the Named Executive Officer's excise tax gross-up is capped at $500,000.

(4)
Assumes an Incentive Plan payment of the three (3) year average of the actual incentive payments made for fiscal years 2010, 2009 and 2008 since such average is greater than the three (3) year average at the "target" payout level. Amounts shown do not reflect the value of accrued vacation/paid time off to be paid upon termination as required by law.

(5)
In the event Mr. Aldrich voluntarily terminated his employment outside of a change of control as of October 1, 2010, he would have received $25,774,440, comprised of the following: cash ($3,090,320); accelerated options ($5,992,050); accelerated restricted shares ($3,097,500) and accelerated performance share awards ($13,594,570).

Director Compensation

  Cash Compensation

        Directors who are not employees of the Company are paid, in quarterly installments, an annual retainer of $50,000. Prior to February 1, 2011, additional annual retainers were paid, in quarterly installments, to the Chairman of the Board ($17,500); the Chairman of the Audit Committee ($15,000); the Chairman of the Compensation Committee ($10,000); and the Chairman of the Nominating and Governance Committee ($5,000). Additional annual retainers were also paid, in quarterly installments, to directors who served on committees in roles other than as Chairman as follows: Audit Committee ($5,000); Compensation Committee ($3,000); and Nominating and Corporate Governance Committee ($2,000).

        Beginning February 1, 2011, the additional annual retainers (paid in quarterly installments) were increased as follows: the Chairman of the Board ($30,000); the Chairman of the Audit Committee ($20,000); the Chairman of the Compensation Committee ($15,000); the Chairman of the Nominating and Governance Committee ($10,000); non-chair member of Audit Committee ($10,000); non-chair member of Compensation Committee ($7,500); and non-chair member of Nominating and Corporate Governance Committee ($5,000). In addition, the Compensation Committee continues to retain discretion to recommend to the full Board of Directors that additional cash payments be made to a non-employee director(s) for extraordinary service during a fiscal year.

  Equity-Compensation

        Prior to February 1, 2011, when first elected to serve as a non-employee director, such director automatically received a nonqualified stock option to purchase 25,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the date of grant, and a restricted stock award for 12,500 shares of common stock. In addition, following each annual meeting of stockholders between March 27, 2008 and February 1, 2011, each non-employee director who is continued in office received a restricted stock award for 12,500 shares. Beginning on February 1, 2011, newly appointed non-employee directors will receive an initial equity grant comprised of a combination of stock options and restricted stock having an aggregate Black-Scholes value targeted between the 50th and 75th percentile of the director equity compensation component of Skyworks Peer Group, with the stock option having an exercise price equal to the fair market value of the common stock on the date of grant. In addition, following each annual meeting of stockholders, each non-employee director who is continuing in office or re-elected after February 1, 2011, will receive a restricted stock award for 6,000 shares. Unless otherwise determined by the Board of Directors, any nonqualified stock options awarded under the 2008 Director's Plan will vest in four (4) equal annual installments and any restricted stock awards under the 2008 Director's Plan will vest in three (3) equal annual installments. In the event of a change of control of the Company, the outstanding options and restricted stock under the 2008 Director's Plan shall become fully exercisable and deemed fully vested, respectively.

        No director who is also an employee receives separate compensation for services rendered as a director. David J. Aldrich is currently the only director who is also an employee of the Company.

  Director Compensation Table

        The following table summarizes the compensation paid to the Company's non-employee directors for fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
David J. McLachlan, Chairman	$74,500	$184,475	$0	$258,975
Timothy R. Furey	$62,000	$184,475	$0	$246,475
Kevin L. Beebe	$58,000	$184,475	$0	$242,475
David P. McGlade	$55,000	$184,475	$0	$239,475
Robert A. Schriesheim	$68,000	$184,475	$0	$252,475
Balakrishnan S. Iyer	$60,000	$184,475	$0	$244,475
Moiz M. Beguwala	$57,000	$184,475	$0	$241,475
Thomas C. Leonard	$50,000	$184,475	$0	$234,475

(1)
The amounts in the Stock Awards column represents the grant date fair values, computed in accordance with the provisions of ASC 718, for awards made during the fiscal year, with estimated forfeiture rates applied. For a description of the assumptions used in calculating the fair value of equity awards under ASC 718, see Note 11 of the Company's financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on November 29, 2010.

(2)
The non-employee members of the Board of Directors who held such position on October 1, 2010, held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
David J. McLachlan, Chairman	135,000
Timothy R. Furey	120,000
Kevin L. Beebe	105,000
David P. McGlade	90,000
Robert A. Schriesheim	60,000
Balakrishnan S. Iyer	219,435
Moiz M. Beguwala	194,340
Thomas C. Leonard	150,000

Equity Compensation Plan Information

        The Company currently maintains nine (9) stock-based compensation plans under which our securities are authorized for issuance to our employees and/or directors:

  •
  the 1994 Non-Qualified Stock Option Plan

  •
  the 1996 Long-Term Incentive Plan

  •
  the 1999 Employee Long-Term Incentive Plan

  •
  the Directors' 2001 Stock Option Plan

  •
  the Non-Qualified Employee Stock Purchase Plan

  •
  the 2002 Employee Stock Purchase Plan

  •
  the Washington Sub, Inc. 2002 Stock Option Plan

  •
  the 2005 LTIP, and

  •
  the 2008 Director Plan.

        Except for the 1999 Employee Long-Term Incentive Plan, the Washington Sub, Inc. 2002 Stock Option Plan and the Non-Qualified Employee Stock Purchase Plan, each of the foregoing stock-based compensation plans was approved by our stockholders. A description of the material features of each non-stockholder approved plan is provided below under the headings "1999 Employee Long-Term Incentive Plan," "Washington Sub, Inc. 2002 Stock Option Plan" and "Non-Qualified Employee Stock Purchase Plan."

        The following table presents information about these plans as of October 1, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	7,535,880	(1)	$10.58	9,346,766	(3)
Equity compensation plans not approved by security holders	7,753,587		$10.41	0	(4)

Total	15,289,467	(2)	$10.49	9,346,766

(1)
Excludes 631,290 unvested restricted shares and 3,637,895 unvested shares under performance shares awards.

(2)
Includes 384,140 options held by non-employees (excluding non-employee directors).

(3)
No further grants will be made under the 1994 Non-Qualified Stock Option Plan, the 1996 Long-Term Incentive Plan or the Directors' 2001 Stock Option Plan.

(4)
No further grants will be made under the Washington Sub Inc. 2002 Stock Option Plan or the 1999 Employee Long-Term Incentive Plan.

  1999 Employee Long-Term Incentive Plan

        The Company's 1999 Employee Long-Term Incentive Plan (the "1999 Employee Plan") provided for the grant of non-qualified stock options to purchase shares of the Company's common stock to employees, other than officers and non-employee directors. The term of these options may not exceed 10 years. The 1999 Employee Plan contains provisions, which permit restrictions on vesting or transferability, as well as continued exercisability upon a participant's termination of employment with the Company, of options granted thereunder. The 1999 Employee Plan provides for full acceleration of the vesting of options granted thereunder upon a "change in control" of the Company, as defined in the 1999 Employee Plan. The Board of Directors generally may amend, suspend or terminate the 1999 Employee Plan in whole or in part at any time; provided that any amendment that affects outstanding options be consented to by the holder of the options. As of April 26, 2009, no additional grants were issuable under the 1999 Employee Long-Term Incentive Plan.

  Washington Sub, Inc. 2002 Stock Option Plan

        The Washington Sub, Inc. 2002 Stock Option Plan (the "Washington Sub Plan") became effective on June 25, 2002. At the time of the spin-off of Conexant's wireless business and merger of such business into Alpha Industries, Inc., outstanding Conexant options granted pursuant to certain Conexant stock-based compensation plans were converted so that following the spin-off and merger each holder of those certain Conexant options held (i) options to purchase shares of Conexant common stock and (ii) options to purchase shares of Skyworks common stock. The purpose of the Washington Sub Plan is to provide a means for the Company to perform its obligations with respect to these converted stock options. The only participants in the Washington Sub Plan are those persons who, at the time of the spin-off and merger, held outstanding options granted pursuant to certain Conexant stock option plans. No further options to purchase shares of Skyworks common stock have been or will be granted under the Washington Sub Plan. The Washington Sub Plan contains a number of sub-plans, which contain terms and conditions that are applicable to certain portions of the options subject to the Washington Sub Plan, depending upon the Conexant stock option plan from which the Skyworks options granted under the Washington Sub Plan were derived. The outstanding options under the Washington Sub Plan generally have the same terms and conditions as the original Conexant options from which they are derived. Most of the sub-plans of the Washington Sub Plan contain provisions related to the effect of a participant's termination of employment with the Company, if any, and/or with Conexant on options granted pursuant to such sub-plan. Several of the sub-plans under the Washington Sub Plan contain specific provisions related to a change in control of the Company.

  Non-Qualified ESPP

        The Company also maintains a Non-Qualified Employee Stock Purchase Plan to provide employees of the Company and participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase, by means of payroll deductions, of shares of the Company's common stock at a discount from the market price of the common stock at the time of purchase. The Non-Qualified Employee Stock Purchase Plan is intended for use primarily by employees of the Company located outside the United States. Under the plan, eligible employees may purchase common stock through payroll deductions of up to 10% of compensation. The price per share is the lower of 85% of the market price at the beginning or end of each six-month offering period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors currently comprises, and during fiscal year 2010 was comprised of, Messrs. Beebe, Furey (Chairman), McGlade and Schriesheim. No member of this committee was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company or any of its subsidiaries. No executive officer of Skyworks has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of Skyworks.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Other than compensation agreements and other arrangements which are described above in "Information about Executive and Director Compensation," since October 3, 2009, there has not been a transaction or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In January 2008, the Board of Directors adopted a written related person transaction approval policy which sets forth the

Company's policies and procedures for the review, approval or ratification of any transaction required to be reported in its filings with the SEC. The Company's policy with regard to related person transactions is that all "related person" transactions between the Company and any "related person" (as defined in Item 404 of Regulation S-K) or an affiliate of such person, in which the amount involved is equal to or greater than $120,000, be reviewed by the Company's General Counsel and approved in advance by the Audit Committee. In addition, the Company's Code of Business Conduct and Ethics requires that employees discuss with the Company's Compliance Officer any significant relationship (or transaction) that might raise doubt about such employee's ability to act in the best interest of the Company.

OTHER PROPOSED ACTION

        As of the date of this Proxy Statement, the directors know of no other business that is expected to come before the Annual Meeting. However, if any other business should be properly presented to the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 (a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our equity securities to file reports of holdings and transactions in securities of Skyworks with the SEC. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, and written representations provided to us, with respect to our fiscal year ended October 1, 2010, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our common stock with respect to such fiscal year were timely made.

Solicitation Expenses

        Skyworks will bear the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the Company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the Company, who will receive no additional compensation for any such services. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies, at a cost to the Company of approximately $8,000, plus reasonable out-of-pocket expenses.

Viewing of Proxy Materials via the Internet

        We are able to distribute our Annual Report and this Proxy Statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail or via the Internet.

Annual Report on Form 10-K

        Copies of the Company's Annual Report on Form 10-K for the fiscal year ended October 1, 2010, as filed with the SEC, are available to stockholders without charge via the Company's website at http://www.skyworksinc.com, or upon written request addressed to Investor Relations, Skyworks Solutions, Inc., 5221 California Avenue, Irvine, CA 92617.

Stockholder Proposals

        Pursuant to Rule 14a-8 under the Exchange Act, in order to be considered for inclusion in the proxy materials for the Company's 2012 annual meeting, a stockholder's proposal must meet the requirements of Rule 14a-8 under the Exchange Act and be delivered in writing to the Secretary of the Company at its principal executive offices at 20 Sylvan Road, Woburn, MA 01801, no later than December 2, 2011. The submission of a stockholder proposal does not guarantee that it will be included in the proxy materials for the Company's 2012 annual meeting.

        According to the applicable provisions of our By-laws, if a stockholder wishes to nominate a candidate to serve as a director or to present a proposal at our 2012 annual meeting outside the processes of Rule 14a-8 that will not be considered for inclusion in the proxy materials for such meeting, then the stockholder must give written notice to our Corporate Secretary at the address noted above no earlier than January 12, 2011 and no later than February 11, 2012. In the event that the 2012 annual meeting is held more than thirty (30) days before or after the first anniversary of the Company's 2011 annual meeting, then the required notice must delivered in writing to the Secretary of the Company at the address above no earlier than 120 days prior to the date of the 2012 annual meeting and no later than the later of 90 days prior to the 2012 annual meeting or the 10th day following the day on which the public announcement of the date of the 2012 annual meeting is first made by the Company. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder's proposal. Even if a stockholder makes timely notification, the proxies may still exercise discretionary authority in accordance with the SEC's proxy rules.

        OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT A PROXY PROMPTLY IN ONE OF THE FOLLOWING WAYS: (A) BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE; (B) BY COMPLETING AND SUBMITTING YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (C) BY COMPLETING AND SUBMITTING YOUR PROXY VIA THE INTERNET BY VISITING THE WEBSITE ADDRESS LISTED ON THE PROXY CARD. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

 Exhibit A

        Full Text of Amended Article SEVENTH of the Company's Restated Certificate of Incorporation

SEVENTH:

        1.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

        2.     Except as otherwise provided by law and except as hereinafter otherwise provided for filling vacancies, the directors of the Corporation shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until the annual meeting of stockholders following the annual meeting at which such director was elected and until a successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The terms of office of each director serving the Corporation as of immediately prior to the effectiveness of the filing of this Certificate of Amendment under the General Corporation Law of the State of Delaware (the "Effective Time") whose term of office did not expire at the 2011 annual meeting of stockholders of the Corporation shall nonetheless expire at the Effective Time, such that the directors elected at the 2011 annual meeting of stockholders of the Corporation effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.

        3.     Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders to occur following their election. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

        4.     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.

        5.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

A-1

 Exhibit B

        The Company's Amended and Restated 2005 Long-Term Incentive Plan, as Proposed to be Amended

SKYWORKS SOLUTIONS, INC.

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

1.    Purpose

        The purpose of this Amended and Restated 2005 Long-Term Incentive Plan (the "Plan") of Skyworks Solutions, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility

        All of the Company's employees, officers, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock and other stock-based awards and cash (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.    Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.    Stock Available for Awards

        (a)    Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan for a number of shares of common stock, $.25 par value per share, of the Company (the "Common Stock") that is equal to the sum of:

          (1)   41.75 million shares of Common Stock; and

          (2)   Such additional number of shares of Common Stock (up to 15 million shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company's 1999 Employee Long-Term Incentive Plan (the "1999 Plan") that remain available for grant under the 1999 Plan as of April 26, 2009 and (y) the number of shares of Common Stock subject to awards granted under the 1999 Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right after April 26, 2009.

        (b)    Counting of Shares.    Subject to adjustment under Section 9, an Option shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option, and an Award that is not an Option (a "Non-Option Award") shall be counted against the share limit specified in Section 4(a) as one and one-half (1.5) shares for each share of Common Stock issued upon settlement of such Non-Option Award.

        (c)    Lapses.    If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (d)    Section 162(m) Per-Participant Limit.    Without regard to the share counting rules in Section 4(b) hereof, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(d) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

5.    Stock Options

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Any Option granted pursuant to the Plan is not intended to be an incentive stock option described in Code Section 422 and shall be designated a "Nonqualified Stock Option".

        (b)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below in subsection (g)(3)) at the time the Option is granted.

        (c)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

        (d)    No Reload Rights.    No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

        (e)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of seven (7) years.

        (f)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company's obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

        (g)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   when the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (h)    Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.    Stock Appreciation Rights.

        (a)    General.    A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive Common Stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

        (b)    Grants.    Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

          (2)    Independent SARs.    A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise.    Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest ("Restricted Stock Units") subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units is referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

        (c)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

8.    Other Stock-Based Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"). Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto and any conditions applicable thereto, including without limitation, performance-based conditions.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Change in Control Events.

          (1)    Definition.    A "Change in Control Event" will be deemed to have occurred if the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board. For this purpose, a "Continuing Director" will include any member of the Board as of the Effective Date (as defined below) and any individual nominated for election to the Board by a majority of the then Continuing Directors.

          (2)    Consequences of a Change in Control Event on Options.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, any options outstanding as of the date such Change of Control is determined to have occurred and not then exercisable shall become fully exercisable to the full extent of the original grant.

          (3)    Consequences of a Change in Control Event on Restricted Stock Awards.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.    General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    Except as provided in Section 5, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    Except as otherwise provided in Sections 9(c) and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock-Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(d) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $1,500,000 per fiscal year per individual.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee or subcommittee. "Covered Employee" shall mean any person who is, or whom the Committee, in its discretion, determines may be, a "covered employee" under Section 162(m)(3) of the Code.

        Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: Revenues, net income (loss), operating income (loss), gross profit, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or depreciation and/or amortization, earnings (loss) per share, net cash flow, cash flow from operations, revenue growth, earnings growth, gross margins, operating margins, net margins, inventory management, working capital, return on sales, assets, equity or investment, cash or cash equivalents position, achievement of balance sheet or income statement objectives or total stockholder return, stock price, completion of strategic acquisitions/dispositions, manufacturing efficiency, product quality, customer satisfaction, market share and improvement in financial ratings. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary and/or non-recurring items, (ii) the cumulative effects of changes in accounting principles, (iii) gains or losses on the dispositions of discontinued operations, (iv) the writedown of any asset, (v) charges for restructuring and rationalization programs, (vi) amortization of purchased intangibles associated with acquisitions, (vii) compensation expenses related to acquisitions, (viii) other acquisition related charges, (ix) impairment charges, (x) gain or loss on minority equity investments, (xi) non-cash income tax expenses, and (xii) equity-based compensation expenses. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (3)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (4)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.    Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board (the "Effective Date"), but no Award may be granted unless and until the Plan has been approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); and provided further that, without approval of the Company's stockholders, no amendment may (1) increase the number of shares authorized under the Plan (other than pursuant to Section 9), (2) materially increase the benefits provided under the Plan, (3) materially expand the class of participants eligible to participate in the Plan, (4) expand the types of Awards provided under the Plan or (5) make any other changes that require stockholder approval under the rules of the Nasdaq National Market, Inc.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

 Exhibit C

SKYWORKS SOLUTIONS, INC.

AMENDED AND RESTATED 2008 DIRECTOR LONG-TERM INCENTIVE PLAN

1.    Purpose

        The purpose of this 2008 Director Long-Term Incentive Plan (the "Plan") of Skyworks Solutions, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable directors and to provide additional incentives for such directors to continue to work for the best interests of the Corporation and its stockholders through continuing ownership of its common stock. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility

        Each member of the Board who is not also an officer of the Company (a "Director") is eligible to receive options, restricted stock and other stock-based awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant."

3.    Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

4.    Stock Available for Awards

        (a)    Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan covering up to 1,470,000 shares of common stock, $.25 par value per share, of the Company (the "Common Stock").

        (b)    Counting of Shares.    Subject to adjustment under Section 9, an option to purchase Common Stock (each, an "Option") shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option, and an Award that is not an Option (a "Non-Option Award") shall be counted against the share limit specified in Section 4(a) as one and one-half (1.5) shares for each share of Common Stock issued upon settlement of such Non-Option Award.

        (c)    Lapses.    If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.    Stock Options

        (a)    General.    The Board, in its discretion, may grant Options to Participants and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Any such grant may vary among individual Participants. If the Board so determines, Options may be granted in lieu of cash compensation at the Participant's election, subject to such terms and conditions as the Board may establish.

        (b)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below in subsection (h)(3)) at the time the Option is granted.

        (c)    Options Not Deemed Incentive Stock Options.    Any Option granted pursuant to the Plan is not intended to be an incentive stock option described in Code Section 422 and shall be designated a "Nonqualified Stock Option."

        (d)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

        (e)    No Reload Rights.    No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

        (f)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of ten (10) years.

        (g)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company's obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

        (h)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least six (6) months and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or

          (4)   by any combination of the above permitted forms of payment.

6.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest or at a later date ("Restricted Stock Units") subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units is referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions.    Subject to Section 8, the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

          (1)

        (c)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

7.    Other Stock-Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"). Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto and any conditions applicable thereto, including without limitation, performance-based conditions.

        8.    Automatic Awards.

        (a)    Initial Award.    Each Participant who is first elected or appointed to serve as a Director after the Effective Date of the Plan shall automatically be granted, on the fifth business day after his election or appointment, an Award comprised of a combination of an Option and Restricted Stock having an aggregate Black-Scholes value targeted between the 50th and 75th percentile, as determined by the Board, of the non-employee director equity compensation component of the public "peer" group of publicly-traded semiconductor companies with which the Company competes for executive and director talent as determined by the Board from time to time. The Board shall have sole discretion to determine the composition and amount of the initial award within the parameters set forth above and elsewhere in this Plan.

        (b)    Annual Award.    Each year, beginning on the date of the Company's 2011 annual meeting of stockholders, each Participant who served as a Director of the Company prior to the date of the annual meeting of the Company's stockholders for such year, or special meeting in lieu of the annual meeting of stockholders at which one or more directors are elected, and who continues to serve as a Director of the Company after the annual meeting of stockholders for such year, or special meeting in lieu of the annual meeting of stockholders at which one or more directors are elected, shall automatically be granted on the date of the annual meeting of the Company's stockholders for such year, 6,000 shares of Restricted Stock.

        (c)    Vesting

          (1)   Unless otherwise determined by the Board, the Company's repurchase or forfeiture rights on an Award of Restricted Stock granted under Section 8 shall lapse as to one-third (33.33%) of the shares of Restricted Stock on the first anniversary of the date of grant and as to an additional one-third (33.33%) of such shares of Restricted Stock on each anniversary of the date of grant thereafter until, on the third anniversary of the date of grant, the Company's repurchase or forfeiture rights shall have lapsed as to all (100%) of the shares of Restricted Stock covered thereby.

          (2)   Unless otherwise determined by the Board, an Option granted under Section 8 shall be exercisable after the first anniversary of the date of grant for up to one-fourth (25%) of the shares of Common Stock covered by the Option and, after each anniversary of the date of grant thereafter, for up to an additional one-fourth (25%) of such shares of Common Stock until, on the fourth anniversary of the date of grant, the Option may be exercised as to all (100%) of the shares of Common Stock covered by the Option.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the number of securities issuable pursuant to automatic Awards made under Section 8, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

        For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

        To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Change in Control Events.

          (1)    Definition.    A "Change in Control Event" will be deemed to have occurred if the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board. For this purpose, a "Continuing Director" will include any member of the Board as of the Effective Date (as defined below) and any individual nominated for election to the Board by a majority of the then Continuing Directors.

          (2)    Consequences of a Change in Control Event on Options.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, any options outstanding as of the date such Change of Control is determined to have occurred and not then exercisable shall become fully exercisable to the full extent of the original grant.

          (3)    Consequences of a Change in Control Event on Restricted Stock Awards.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.    General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, or other change in the non-employee director status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    Except as provided in Section 5, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    Except as otherwise provided in Section 9(c), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11.    Miscellaneous

        (a)    No Right To Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to any relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is approved by the Company's stockholders (the "Effective Date"), and no Award may be granted until the Effective Date. No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, without approval of the Company's stockholders, no amendment may (1) increase the number of shares authorized under the Plan (other than pursuant to Section 9), (2) materially increase the benefits provided under the Plan, (3) materially expand the class of participants eligible to participate in the Plan, (4) expand the types of Awards provided under the Plan or (5) make any other changes that require stockholder approval under the rules of the NASDAQ Stock Market, Inc. . No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

 Exhibit D

        The Company's 2002 Employee Stock Purchase Plan, as Proposed to be Amended

SKYWORKS SOLUTIONS, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

1.     Purpose.

        The Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan (hereinafter the "Plan") is intended to provide a method whereby employees of Skyworks Solutions, Inc. (the "Company") and its participating subsidiaries (as defined in Article 18) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's Common Stock. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Internal Revenue Code.

2.     Eligible Employees.

        All employees of the Company or any of its participating subsidiaries who are employed by the Company at least ten (10) business days prior to the first day of the applicable Offering Period shall be eligible to receive options under this Plan to purchase the Company's Common Stock. Except as otherwise provided herein, persons who become eligible employees after the first day of any Offering Period shall be eligible to receive options on the first day of the next succeeding Offering Period on which options are granted to eligible employees under the Plan. For the purpose of this Plan, the term employee shall not include an employee whose customary employment is less than twenty (20) hours per week or is for not more than five (5) months in any calendar year.

        In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Internal Revenue Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Internal Revenue Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3.     Stock Subject to the Plan.

        The stock subject to the options granted hereunder shall be shares of the Company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. Subject to approval of the stockholders, the aggregate number of shares which may be issued pursuant to the Plan is 8,380,000 for all Offering Periods, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option shall again be available under the Plan. If the number of shares of Common Stock available for any Offering Period is insufficient to satisfy all purchase requirements for that Offering Period, the available shares for that Offering Period shall be apportioned among participating employees in proportion to their options.

4.     Offering Periods and Stock Options.

        There shall be Offering Periods during which payroll deductions will be accumulated under the Plan. Each Offering Period includes only regular pay days falling within it. The Committee shall be expressly permitted to establish the Offering Periods, including the Offering Commencement Date and Offering Termination Date of any Offering Period, under this Plan; provided, however, that, in no event shall any Offering Period extend for more than twenty-four (24) months. The Offering Commencement Date is the first day of each Offering Period. The Offering Termination Date is the applicable date on which an Offering Period ends under this Plan.

        Subject to the foregoing, the Offering Periods shall generally commence and end as follows:

Offering Commencement Dates	Offering Termination Dates
Each August 1	Each January 31
Each February 1	Each July 31

        Provided, however, that (i) the Offering Commencement Date and Offering Termination Date of the initial Offering Period under this Plan shall be October 21, 2002 and March 31, 2003, respectively, and (ii) the Offering Commencement Date and Offering Termination Date of the Offering Period immediately following the initial Offering Period under this Plan shall be April 1, 2003 and July 31, 2003, respectively.

        On each Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the Offering Termination Date at the Option Exercise Price, as hereinafter provided, that number of full shares of Common Stock reserved for the purpose of the Plan, up to a maximum of 1,000 shares, subject to increase or decrease (i) at the discretion of the Committee before each Offering Period or (ii) by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like (the "Share Cap"); provided that such employee remains eligible to participate in the Plan throughout such Offering Period. If the eligible employee's accumulated payroll deductions on the Offering Termination Date would enable the eligible employee to purchase more than the Share Cap except for the Share Cap, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the Share Cap shall be refunded to the eligible employee as soon as administratively practicable by the Company, without interest. The Option Exercise Price for each Offering Period shall be the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent. In the event of an increase or decrease in the number of outstanding shares of Common Stock through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Exercise Price per share provided for under the Plan, either by a proportionate increase in the number of shares and proportionate decrease in the Option Exercise Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Exercise Price per share, as may be required to enable an eligible employee who is then a participant in the Plan to acquire on the Offering Termination Date that number of full shares of Common Stock as his accumulated payroll deductions on such date will pay for at a price equal to the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent, as so adjusted.

        For purposes of this Plan, the term "fair market value" means, if the Common Stock is listed on a national securities exchange or is on the National Association of Securities Dealers Automated Quotation ("Nasdaq") Global Select Market system, the closing sale price of the Common Stock on such exchange or as reported on Nasdaq or, if the Common Stock is traded in the over-the-counter securities market, but not on the Nasdaq Global Select Market, the closing bid quotation for the Common Stock, each as published in The Wall Street Journal. If no shares of Common Stock are traded on the Offering Commencement Date or Offering Termination Date, the fair market value will be determined on the next regular business day on which shares of Common Stock are traded.

        For purposes of this Plan the term "business day" as used herein means a day on which there is trading on the Nasdaq Global Select Market or such national securities exchange on which the Common Stock is listed.

        No employee shall be granted an option which permits his rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with and shall be construed in accordance with Section 423(b)(8) of the Internal Revenue Code. If the participant's accumulated payroll deductions on the last day of the Offering Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be refunded as soon as administratively practicable to the participant by the Company, without interest.

5.     Exercise of Option.

        Each eligible employee who continues to be a participant in the Plan on the Offering Termination Date shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the Option Exercise Price subject to the Share Cap and the Section 423(b)(8) limitation described in Article 4. If a participant is not an employee on the Offering Termination Date and throughout an Offering Period, he or she shall not be entitled to exercise his or her option.

        If a participant's accumulated payroll deductions in his or her account are based on a currency other than the U.S. dollar, then on the Offering Termination Date the accumulated payroll deductions in his or her account will be converted into an equivalent value of U.S. dollars based upon the U.S. dollar-foreign currency exchange rate in effect on that date, as reported in The Wall Street Journal, provided that such conversion does not result in an Option Exercise Price which is, in fact, less than the lesser of an amount equal to 85 percent of the fair market value of the Common Stock at the time such option is granted or 85 percent of the fair market value of the Common Stock at the time such option is exercised. The Plan administrators (as defined in Article 19) shall have the right to change such conversion date, as they deem appropriate to effectively purchase shares on any Offering Termination Date, provided that such action does not cause the Plan, or any grants under the Plan, to fail to qualify under Section 423 of the Internal Revenue Code.

6.     Authorization for Entering Plan.

        An eligible employee may enter the Plan by following a written, electronic or other enrollment process, including a payroll deduction authorization, as prescribed by the Plan administrators under generally applicable rules. Except as may otherwise be established by the Plan administrators under generally applicable rules, all enrollment authorizations shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before an applicable Offering Commencement Date Participation may be conditioned on an eligible employee's consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions.

        The Company will accumulate and hold for the employee's account the amounts deducted from his or her pay. No interest will be paid thereon. Participating employees may not make any separate cash payments into their account.

        Unless an employee files a new authorization, or withdraws from the Plan, his or her deductions and purchases under the authorization he or she has on file under the Plan will continue as long as the Plan remains in effect. An employee may increase or decrease the amount of his or her payroll deductions as of the next Offering Commencement Date by filing a revised payroll deduction authorization in accordance with the procedures then applicable to such actions. Except as may otherwise be established by the Plan administrators under generally applicable rules, all revised authorizations shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the next Offering Commencement Date.

7.     Maximum Amount of Payroll Deductions.

        An employee may authorize payroll deductions in an amount of not less than one percent (1%) and not more than ten percent (10%) (in whole number percentages only) of his or her eligible compensation. Such deductions shall be determined based on the employee's election in effect on the payday on which such eligible compensation is paid. An employee may not make any additional payments into such account. Eligible compensation means the wages as defined in Section 3401(a) of the Internal Revenue Code, determined without regard to any rules that limit compensation included in wages based on the nature or location or employment or services performed, including without limitation base pay, shift premium, overtime, gain sharing (profit sharing), incentive compensation, bonuses and commissions and all other payments made to the employee for services as an employee during the applicable payroll period, and excluding the value of any qualified or non-qualified stock option granted to the employee to the extent such value is includible in the taxable wages, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits, but determined prior to any exclusions for any amounts deferred under Sections 125, 401(k), 402(e)(3), 402(h)(1)(B), 403(b) or 457(b) of the Internal Revenue Code or for certain contributions described in Section 457(h)(2) of the Internal Revenue Code that are treated as Company contributions.

8.     Unused Payroll Deductions.

        Only full shares of Common Stock may be purchased. Any balance remaining in an employee's account after a purchase will be reported to the employee and will be carried forward to the next Offering Period. However, in no event will the amount of the unused payroll deductions carried forward from a payroll period exceed the Option Exercise Price per share for that Offering Period. If for any Offering Period the amount of unused payroll deductions should exceed the Option Exercise Price per share, the amount of the excess for any participant shall be refunded to such participant, without interest.

9.     Change in Payroll Deductions.

        Unless otherwise permitted by the Committee prior to the commencement of an Offering Period, payroll deductions may not be increased, decreased or suspended by a participant during an Offering Period. However, a participant may withdraw in full from the Plan.

10.   Withdrawal from the Plan.

        An employee may withdraw from the Plan and withdraw all but not less than all of the payroll deductions credited to his or her account under the Plan prior to the Offering Termination Date by completing and filing a withdrawal notification with the designated Plan administrator(s) in accordance with the prescribed procedures, in which event the Company will refund as soon as administratively practicable without interest the entire balance of such employee's deductions not previously used to purchase Common Stock under the Plan. Except as may otherwise be prescribed by the Plan administrators under generally applicable rules, all withdrawals shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the Offering Termination Date.

        An employee who withdraws from the Plan is like an employee who has never entered the Plan; the employee's rights under the Plan will be terminated and no further payroll deductions will be made. To reenter, such an employee must re-enroll pursuant to the provisions of Article 6 before the next Offering Commencement Date which cannot, however, become effective before the beginning of the next Offering Period following his withdrawal.

11.   Issuance of Stock.

        As soon as administratively practicable after each Offering Period the Company shall deliver (by electronic or other means) to the participant the Common Stock purchased under the Plan, except as specified below. The Plan administrators may permit or require that the Common Stock shares be deposited directly with a broker or agent designated by the Plan administrators, and the Plan administrators may utilize electronic or automated methods of share transfer. In addition, the Plan administrators may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares as required to ensure that the Company's applicable tax withholding obligations are satisfied.

12.   No Transfer or Assignment of Employee's Rights.

        An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by him or her, except as provided in Article 13 in the event of an employee's death.

13.   Termination of Employee's Rights.

        Except as set forth in Article 14, an employee's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status, failure to remain in the customary employ of the Company for twenty (20) hours or more per week, or for any other reason. Notwithstanding anything to the contrary contained in Article 10, a withdrawal notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase Common Stock will be refunded without interest.

        Notwithstanding anything to the contrary contained in Article 10, if an employee's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from him or her on the day the interruption occurs.

14.   Death of an Employee.

        Upon termination of the participating employee's employment because of death, the person(s) entitled to receipt of the Common Stock and/or cash as provided in this Article 14 shall have the right to elect, by written notice given to the Plan administrators prior to the expiration of the thirty (30) day period commencing with the date of the death of the employee, either (i) to withdraw, without interest, all of the payroll deductions credited to the employee's account under the Plan, or (ii) to exercise the employee's option for the purchase of shares of Common Stock on the next Offering Termination Date following the date of the employee's death for the purchase of that number of full shares of Common Stock reserved for the purpose of the Plan which the accumulated payroll deductions in the employee's account at the date of the employee's death will purchase at the applicable Option Exercise Price (subject to the limitations set forth in Article 4), and any excess in such account (in lieu of fractional shares) will be paid to the employee's estate as soon as administratively practicable, without interest. In the event that no such written notice of election shall be duly received by the Plan administrators, the payroll deductions credited to the employee's account at the date of the employee's death will be paid to the employee's estate as soon as administratively practicable, without interest.

        Except as provided in the preceding paragraph, in the event of the death of a participating employee, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the employee.

15.   Termination and Amendments to Plan.

        The Plan may be terminated at any time by the Company's Board of Directors. It will terminate in any case on December 31, 2012, or if sooner, when all of the shares of Common Stock reserved for the purposes of the Plan have been purchased. In the event that the Board of Directors terminates the Plan pursuant to this Article 15, the date of such termination shall be deemed as the Offering Termination Date of the applicable Offering Period in which such termination date occurs. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded without interest.

        The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) except as provided in Articles 3, 4, 24 and 25, increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Internal Revenue Code; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

16.   Limitations of Sale of Stock Purchased Under the Plan.

        The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Articles 11 and 26. Each employee agrees by entering the Plan to promptly give the Company notice of any such Common Stock disposed of within two years after the Offering Commencement Date on which the Common Stock was purchased showing the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of such Common Stock.

17.   Company's Offering of Expenses Related to Plan.

        The Company will bear all costs of administering and carrying out the Plan.

18.   Participating Subsidiaries.

        The term "participating subsidiaries" shall mean any present or future subsidiary of the Company which is designated by the Committee to participate in the Plan. The Committee shall have the power to make such designation(s) before or after the Plan is approved by the stockholders.

19.   Administration of the Plan.

        The Plan may be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors of the Company (the "Committee"). No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee. In the event that the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan (in such event the word "Committee" shall refer to the Board of Directors).

        The Committee shall have the authority to construe and interpret the Plan and options, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Without limiting the foregoing, the Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan: (i) to determine when and how options to purchase shares of Common Stock shall be granted and the provisions of each Offering Period (which need not be identical); (ii) to designate from time to time which participating subsidiaries of the Company shall be eligible to participate in the Plan; (iii) to determine the Offering Commencement Date and Offering Termination Date of any Offering Period; (iv) to increase or decrease the maximum number of shares which may be purchased by an eligible employee in any Offering Period; (v) to amend the Plan as provided in Article 15, and (vi) generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and the participating subsidiaries.

        The Committee may delegate to one or more individuals the day-to-day administration of the Plan. Without limitation, subject to the terms and conditions of this Plan, the President, the Chief Financial Officer of the Company, and any other officer of the Company or committee of officers or employees designated by the Committee (collectively, the "Plan administrators"), shall each be authorized to determine the methods through which eligible employees may elect to participate, amend their participation, or withdraw from participation in the Plan, and establish methods of enrollment by means of a manual or electronic form of authorization or an integrated voice response system. The Plan administrators are further authorized to determine the matters described in Article 11 concerning the means of issuance of Common Stock and the procedures established to permit tracking of disqualifying dispositions of shares or to restrict transfer of such shares.

        With respect to persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under said Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by that Committee.

        No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

        As soon as administratively practicable after the end of each Offering Period, the Plan administrators shall prepare and distribute or make otherwise readily available by electronic means or otherwise to each participating employee in the Plan information concerning the amount of the participating employee's accumulated payroll deductions as of the Offering Termination Date, the Option Exercise Price for such Offering Period, the number of shares of Common Stock purchased by the participating employee with the participating employee's accumulated payroll deductions, and the amount of any unused payroll deductions either to be carried forward to the next Offering Period, or returned to the participating employee without interest.

20.   Optionees Not Stockholders.

        Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the Company with respect to the shares covered by such option until such shares have been purchased by and issued to him.

21.   Application of Funds.

        The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan may be used for any corporate purposes, and the Company shall not be obligated to segregate participating employees' payroll deductions.

22.   Governmental Regulation.

        The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

        In this regard, the Board of Directors may, in its discretion, require as a condition to the exercise of any option that a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock reserved for issuance upon exercise of the option shall be effective.

23.   Transferability.

        Neither payroll deductions credited to an employee's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the employee. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 10.

24.   Effect of Changes of Common Stock.

        If the Company should subdivide or reclassify the Common Stock which has been or may be optioned under the Plan, or should declare thereon any dividend payable in shares of such Common Stock, or should take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any individual participating employee) shall be adjusted accordingly.

25.   Merger or Consolidation.

        If the Company should at any time merge into or consolidate with another corporation, the Board of Directors may, at its election, either (i) terminate the Plan and refund without interest the entire balance of each participating employee's payroll deductions, or (ii) entitle each participating employee to receive on the Offering Termination Date upon the exercise of such option for each share of Common Stock as to which such option shall be exercised the securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Board of Directors shall take such steps in connection with such merger or consolidation as the Board of Directors shall deem necessary to assure that the provisions of this Article 25 shall thereafter be applicable, as nearly as reasonably possible. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

26.   Withholding of Additional Tax.

        By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant's compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant's compensation, when amounts are added to the participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

27.   Approval of Stockholders.

        This Plan was first adopted by the Board of Directors on September 25, 2002 and amended on January 14, 2003, and approved, as amended, by the stockholders of the Company on March 10, 2003. The Plan was subsequently amended and approved by the stockholders on March 30, 2006 and March 27, 2008.

SKYWORKS SOLUTIONS, INC. Proxy for Annual Meeting of Stockholders May 11, 2011 SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints David J. Aldrich and Mark V. B. Tremallo, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Skyworks Solutions, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skyworks Solutions, Inc. to be held at 2:00 p.m., local time, on May 11, 2011, at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, or at any adjournment or postponement thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 7, 2011, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT A PROXY PROMPTLY IN ONE OF THE FOLLOWING WAYS: (A) BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE; (B) BY COMPLETING AND SUBMITTING YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE OTHER SIDE OF THIS PROXY CARD; OR (C) BY COMPLETING AND SUBMITTING YOUR PROXY VIA THE INTERNET BY VISITING THE WEBSITE ADDRESS LISTED ON THE OTHER SIDE OF THIS PROXY CARD. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. (Continued and to be signed on the reverse side) PROXY TABULATOR FOR SKYWORKS SOLUTIONS, INC. P.O. Box 8016 CARY, NC 27512-9903

ANNUAL MEETING OF STOCKHOLDERS OF SKYWORKS SOLUTIONS, INC. Date: May 11, 2011 Time: 2:00 p.m., local time Place: Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts See Voting Instruction On Reverse Side. Please make your marks like this: x Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CONTINGENT ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN EACH OF PROPOSAL 2 AND 3, "FOR" PROPOSALS 1, 4, 5, 6, 7 AND 9 AND OF "THREE YEARS" WITH RESPECT TO PROPOSAL 8. Please Sign Here Please Date Above Please Sign Here Please Date Above · Please separate carefully at the perforation and return just this portion in the envelope provided. · Authorized Signatures - This section must be completed for your instructions to be executed. EVENT # CLIENT # ANNUAL MEETING OF STOCKHOLDERS OF SKYWORKS SOLUTIONS, INC. to be held May 11, 2011 for Holders as of March 23, 2011 Vote online/phone until 11:59 PM EST the day before the meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.skyworksinc.com/annualreport Copyright © 2011 Mediant Communications LLC. All Rights Reserved PROXY TABULATOR FOR SKYWORKS SOLUTIONS, INC. P.O. BOX 8016 CARY, NC 27512-9903 For Against Abstain For Against Abstain 3 yr 2 yr 1yr Abstain For Against Abstain 1. To amend the Company's Restated Certificate of Incorporation to declassify the Company's Board of Directors and make certain other related changes. 2. To elect the following nine individuals nominated to serve as directors of the Company with terms expiring at the next annual meeting of stockholders if Proposal 1 to declassify the Company's Board of Directors is approved. O (01) David J. McLachlan O (02) David J. Aldrich O (03) Kevin L. Beebe O (04) Moiz M. Beguwala O (05) Timothy R. Furey O (06) Balakrishnan S. Iyer O (07) Thomas C. Leonard O (08) David P. McGlade O (09) Robert A. Schriesheim 3. To elect the following three individuals nominated to serve as Class III directors with terms expiring at the 2014 annual meeting of stockholders if Proposal 1 to declassify the Company's Board of Directors is not approved. O (10) David J. Aldrich O (11) Moiz M. Beguwala O (12) David P. McGlade INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: • 4. To approve an amendment to the Company’s Amended and Restated 2005 Long- Term Incentive Plan. 5. To approve the Company’s Amended and Restated 2008 Director Long-Term Incentive Plan. 6. To approve an amendment to the Company’s 2002 Employee Stock Purchase Plan. 7. Advisory vote on the compensation of the Company’s named executive officers, as described in the Company's Proxy Statement. 8. Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, as described in the Company's Proxy Statement. 9. To ratify the selection by the Company’s Audit Committee of KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2011. • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. • Return your Voting Instruction Form in the postage-paid envelope provided. MAIL INTERNET • Use any touch-tone telephone. • Have your Voting Instruction Form ready. • Follow the simple recorded instructions. TELEPHONE 1-866-437-3795 Go To www.proxypush.com/swks • Cast your vote online. • View Meeting Documents. OR OR FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2011
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS TO BE VOTED ON PROPOSAL 1
PROPOSAL 2 ELECTION OF DIRECTORS
PROPOSAL 3 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS
ROLE OF THE BOARD IN RISK OVERSIGHT
PROPOSAL 4
APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN
PROPOSAL 5 APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 2008 DIRECTOR LONG-TERM INCENTIVE PLAN
PROPOSAL 6 APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2002 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 7 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE")
PROPOSAL 8 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-FREQUENCY VOTE")
PROPOSAL 9 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
COMPENSATION COMMITTEE REPORT
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OTHER PROPOSED ACTION
OTHER MATTERS
  Exhibit A
  Exhibit B
SKYWORKS SOLUTIONS, INC.
AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN
  Exhibit C
SKYWORKS SOLUTIONS, INC.
AMENDED AND RESTATED 2008 DIRECTOR LONG-TERM INCENTIVE PLAN
  Exhibit D
SKYWORKS SOLUTIONS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN